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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

NEW YORK & COMPANY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NEW YORK & COMPANY, INC.
450 West 33rd Street, 5th Floor
New York, New York 10001

May 5, 2014

Dear Stockholders,

        You are cordially invited to attend the Company's 2014 Annual Meeting of Stockholders, which will be held at 450 West 33rd Street, 5th Floor, New York, New York 10001, on Monday, June 16, 2014, beginning at 10:00 a.m., Eastern Daylight Time.

        The enclosed Proxy Statement provides you with detailed information regarding the business to be considered at the meeting. Please vote your shares as soon as possible through any of the voting options available to you as described in the enclosed Proxy Statement.

Sincerely,

Gregory J. Scott
Chief Executive Officer

NEW YORK & COMPANY, INC.
450 West 33rd Street, 5th Floor
New York, New York 10001

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	10:00 a.m., Eastern Daylight Time on Monday, June 16, 2014.
PLACE	New York & Company, Inc.'s corporate headquarters at:
450 West 33rd Street
5th Floor
New York, New York, 10001
ITEMS OF BUSINESS	• To elect eleven members to the board of directors.

•

To approve amendments to the New York & Company, Inc. Amended and Restated 2006 Long-Term Incentive Plan to, among other matters, increase the number of shares reserved for issuance by 4,000,000 shares.

• To hold an advisory vote on executive compensation.
• To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the 2014 fiscal year.
• To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement.
RECORD DATE	You can vote if you are a stockholder of record as of Monday, April 21, 2014.
INTERNET AVAILABILITY
In accordance with U.S. Securities and Exchange Commission rules, the Company is using the Internet as its primary means of furnishing the proxy materials to its stockholders. Rather than sending stockholders a paper copy of the proxy materials, the Company is sending a notice with instructions for accessing the materials and voting via the Internet. The Company believes this method of distribution makes the proxy distribution process more efficient and less costly, and will limit the impact on the environment. This Proxy Statement and the 2013 Annual Report to Stockholders are available at www.proxyvote.com.
PROXY VOTING
It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares on the Internet at www.proxyvote.com, by telephone by calling 1-800-690-6903, or by completing and returning your proxy card. Voting instructions are printed on your proxy card or included with your proxy materials. You can revoke a proxy prior to its exercise at the Annual Meeting by following the instructions in the accompanying Proxy Statement.

Gregory J. Scott
Chief Executive Officer

May 5, 2014

Page
PROXY STATEMENT	1
Why did I receive these proxy materials?	1
Why did I receive in the mail a notice regarding the Internet Availability of Proxy Materials?	1
What should I bring with me to attend the Annual Meeting?	1
What is the difference between holding shares as a stockholder of record and as a beneficial owner?	1
Who is entitled to vote at the Annual Meeting?	2
How do I vote?	2
What can I do if I change my mind after I vote my shares?	2
What is "householding" and how does it affect me?	3
What is a quorum for the Annual Meeting?	3
What are the voting requirements for each of the proposals?	3
Could other matters be decided at the Annual Meeting?	4
Who will pay for the cost of this proxy solicitation?	4
Who will count the vote?	4
Other information	4
PROPOSALS REQUIRING YOUR VOTE	4
ITEM 1—Election of Directors	4
Nominees for Director	5
Board and Committee Membership	8
The Audit Committee	10
The Compensation Committee	10
The Nomination and Governance Committee	11
The Brand Strategy Committee	11
The Operations Committee	11
2013 Director Compensation	11
CORPORATE GOVERNANCE	13
Board Committee Charters	13
Corporate Governance Guidelines	13
Code of Business Conduct	13
Stockholder Communications with the Board of Directors	14
ITEM 2—Approve Amendments to the New York & Company, Inc. Amended and Restated 2006 Long-Term Incentive Plan to, Among Other Matters, Increase the Number of Shares Reserved for Issuance	14
ITEM 3—To Hold an Advisory Vote on Executive Compensation	20
ITEM 4—Ratification of Independent Registered Public Accounting Firm	21
Audit and Non-Audit Fees	21
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm	22
Audit Committee Report	22
EXECUTIVE OFFICERS	23
SECURITIES OWNERSHIP OF OFFICERS, DIRECTORS AND OWNERS OF 5% OR MORE OF THE COMPANY'S COMMON STOCK	24
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	27
COMPENSATION COMMITTEE REPORT	27
EXECUTIVE COMPENSATION	27
Compensation Discussion and Analysis	27
Summary Compensation Table	37

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PROXY STATEMENT

Why did I receive these proxy materials?

        The Company is providing this Notice of Annual Meeting of Stockholders, Proxy Statement, voting instructions and Annual Report (the "proxy materials") in connection with the solicitation by the board of directors of New York & Company, Inc. ("New York & Company," the "Company," "we," "us" or "our"), a Delaware corporation, of proxies to be voted at the Company's 2014 Annual Meeting of Stockholders and at any adjournment or postponement.

        It is anticipated that the Notice of Internet Availability of Proxy Materials is first being sent to stockholders on or about May 5, 2014. The Proxy Statement and the form of proxy relating to the Annual Meeting are first being made available to stockholders on or about May 5, 2014.

        You are invited to attend the Company's Annual Meeting of Stockholders on Monday, June 16, 2014 (the "Meeting"), beginning at 10:00 am, Eastern Daylight Time. The Meeting will be held at 450 West 33rd Street, 5th Floor, New York, New York 10001. Stockholders will be admitted to the Meeting beginning at 9:30 am, Eastern Daylight Time. Seating will be limited.

Why did I receive in the mail a notice regarding the Internet Availability of Proxy Materials?

        Under rules adopted by the U. S. Securities and Exchange Commission ("SEC"), the Company is providing access to its proxy materials over the Internet. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials ("Notice") to beneficial owners. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. The Notice will tell you how to access and review the proxy materials over the Internet at www.proxyvote.com. The Notice also tells you how to access your proxy card to vote on the Internet. If you received a Notice by mail and would like to receive a printed copy of the Company's proxy materials, please follow the instructions included in the Notice.

What should I bring with me to attend the Annual Meeting?

        Stockholders must present a form of personal identification in order to be admitted to the Meeting.

        If your shares are held beneficially in the name of a bank, broker or other holder of record and you plan to attend the Meeting, you must also present proof of your ownership of New York & Company stock, such as a bank or brokerage account statement, to be admitted to the Meeting.

        No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Meeting.

 What is the difference between holding shares as a stockholder of record and as a beneficial owner?

        If your shares are registered directly in your name with New York & Company's transfer agent, Registrar and Transfer Company, you are considered the "stockholder of record" with respect to those shares. The proxy materials have been sent directly to you by New York & Company.

        If your shares are held in a stock brokerage account or by a bank or other holder of record, those shares are held in "street name." You are considered the "beneficial owner" of shares held in street name. The proxy materials have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the proxy or voting instructions included in the mailing or by following their instructions for voting by telephone or on the Internet.

 Who is entitled to vote at the Annual Meeting?

        Stockholders of record at the close of business on April 21, 2014, the record date for the Meeting, are entitled to receive notice of and vote at the Meeting. You are entitled to one vote on each matter presented at the Annual Meeting for each share of common stock you owned at that time. At the close of business on April 21, 2014, there were 63,558,008 shares of the Company's common stock outstanding.

How do I vote?

        You may vote using any of the following methods:

  By Internet

        The Company encourages you to vote and submit your proxy over the Internet at www.proxyvote.com.

  By Telephone

        You may vote by telephone by calling 1-800-690-6903.

  By Mail

        Be sure to complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the board of directors.

        If you are a stockholder of record, and the prepaid envelope is missing, please mail your completed proxy card to: Broadridge, 51 Mercedes Way, Edgewood, NY 11717, Attention: Vote Processing.

  In person at the Annual Meeting

        All stockholders may vote in person at the Meeting. You may also be represented by another person at the Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of election with your ballot to be able to vote at the Meeting.

What can I do if I change my mind after I vote my shares?

        If you are a stockholder of record, you can revoke your proxy before it is exercised by:

  •
  written notice to: Corporate Secretary, New York & Company, 450 West 33rd Street, 5th Floor, New York, NY 10001;

  •
  timely delivery of a valid, later-dated proxy;

  •
  timely submission of a later-dated proxy via the Internet;

  •
  timely submission of a later-dated proxy via the telephone; or

  •
  voting by ballot at the Meeting.

        If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Meeting if you obtain a legal proxy as described in the answer to the previous question.

 What is "householding" and how does it affect me?

        The Company has adopted a procedure approved by the SEC called "householding." Under this procedure, stockholders of record who have the same address and last name will receive only one copy of the Company's proxy materials, unless one or more of these stockholders notifies the Company that they wish to continue receiving individual copies. This procedure will reduce the Company's printing costs and postage fees.

        Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings, if any.

        If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the proxy materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please make a written request to: Corporate Secretary, New York & Company, 450 West 33rd Street, 5th Floor, New York, NY 10001. If multiple stockholders of record who have the same address received only one copy of these proxy materials and would like to receive additional copies, or if they would like to receive a copy for each stockholder living at that address in the future, send a written request to the address above.

        Beneficial owners can request information about householding from their banks, brokers or other holders of record.

What is a quorum for the Annual Meeting?

        Under the Company's by-laws, the holders of a majority of the outstanding shares of common stock entitled to vote at the Meeting, present in person or represented by proxy, constitute a quorum. Abstentions and "broker non-votes" are counted as present and entitled to vote for purposes of determining a quorum.

What are the voting requirements for each of the proposals?

        A plurality of the votes cast is required for the election of directors, which means that director nominees with the most affirmative votes are elected to fill the available seats. For the proposal to elect directors, abstentions and "broker non-votes" will not affect the outcome of the proposal, except to the extent that the failure to vote for a director nominee results in another nominee receiving a larger number of votes.

        The approval of the following proposals requires the affirmative "FOR" vote of a majority of those shares present in person or represented by proxy and entitled to vote on them at the Meeting: (i) the amendments to the Company's Amended and Restated 2006 Long-Term Incentive Plan to, among other matters, increase the number of shares reserved for issuance under the plan by 4,000,000 shares; (ii) the advisory vote on executive compensation; and (iii) the ratification of the appointment of Ernst & Young LLP to serve as the Company's independent registered public accounting firm for fiscal year 2014. Broker non-votes will have no effect on the outcome of these proposals and abstentions will have the effect of a vote "AGAINST" for purposes of these proposals.

        If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute "broker non-votes." Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. These matters are referred to as "non-routine" matters. All of the matters scheduled to be voted on at the Meeting are "non-routine," except for the proposal to ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal year 2014. The proposal to ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal year 2014 is considered "routine" and therefore may be voted by your broker or bank in its discretion if you do not provide instructions.

Could other matters be decided at the Annual Meeting?

        At the date this Proxy Statement was first sent to stockholders, the Company did not know of any matters to be raised at the Meeting other than those referred to in this Proxy Statement.

        If other matters are properly presented at the Meeting for consideration, the individuals named in the proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

        The Company will pay for the cost of this proxy solicitation. The Company does not intend to solicit proxies otherwise than by use of the mail or website posting, but certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies.

Who will count the vote?

        All votes will be tabulated by Broadridge, the inspector of elections appointed for the Meeting.

Other information.

        The Company's Annual Report on Form 10-K for the 52-week fiscal year ended February 1, 2014 ("fiscal year 2013") accompanies this Proxy Statement. No material contained in the Annual Report is to be considered a part of the proxy solicitation material. The fiscal years referred to in this Proxy Statement as "fiscal year 2011" and "fiscal year 2012" refer to the 52-week and 53-week fiscal years that ended on January 28, 2012 and February 2, 2013, respectively. The 52-week fiscal year ending January 31, 2015 is referred to herein as "fiscal year 2014."

        The contents of the Company's corporate website (http://www.nyandcompany.com) are not incorporated by reference into this Proxy Statement.

PROPOSALS REQUIRING YOUR VOTE

ITEM 1—Election of Directors

        The Company's board of directors currently has eleven members. Each of these board members are standing for re-election to hold office until the next Annual Meeting.

        The individuals named in the proxy card intend to vote the proxy (if you are a stockholder of record) for the election of each of these nominees unless you indicate on the proxy card that your vote should be withheld from any or all of the nominees.

        Each nominee elected as a director will continue in office until his or her successor has been elected and qualified, or until his or her earlier resignation, retirement or death.

        The Company expects each nominee for election as a director to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the board chooses to reduce the number of directors serving on the board.

        The Company believes that the board of directors as a whole possesses the right diversity of experience, qualifications and skills to oversee and address the key issues facing the Company. In addition, the Company believes that each of these directors possesses the key attributes that the Company seeks in a director, including strong, effective decision-making, communication and leadership skills. Set forth below is additional information regarding the specific experience, qualifications, attributes and skills of each director and nominee that led the Company's nomination and governance committee and the board of directors to conclude that he or she should serve as a director.

        The board of directors unanimously recommends a vote FOR the election of these nominees as directors.

 Nominees for Director

        The following table sets forth the name, age and principal position of each of the Company's eleven nominees for director positions.

Name	Age	Position
Gregory J. Scott	51	Chief Executive Officer and Director
Bodil M. Arlander	50	Director
Jill Beraud	54	Director
David H. Edwab	59	Director
James O. Egan	65	Director
John D. Howard	61	Director
Grace Nichols	67	Director and Non-Executive Chair of the Board of Directors
Michelle Pearlman	44	Director
Richard L. Perkal	60	Director
Arthur E. Reiner	73	Director
Edmond S. Thomas	60	Director

        Gregory J. Scott was named Chief Executive Officer in February 2011 and served as President since June 2010. Mr. Scott was appointed to the Company's board of directors on August 18, 2010. Mr. Scott brings more than 20 years of retail industry experience to the Company. Most recently, Mr. Scott served as the Chief Executive Officer of Bebe Stores from February 2004 to January 2009 and also served as a member of their board of directors from August 2004 to January 2009. Prior to Bebe, Mr. Scott served as President of Arden B., a division of Wet Seal, Inc., from May 2000 to January 2004. Mr. Scott has also held senior level merchandising positions at Ann Taylor Stores. Mr. Scott began his retail career in the executive training program at Macy's West, a division of Federated Department Stores, Inc., where he held several merchandising positions. Mr. Scott holds a B.A. from UCLA. In considering Mr. Scott as a candidate for director of the Company, the board reviewed his extensive experience in the retail and apparel industries, both at the management and board levels.

        Bodil M. Arlander has served as a director since 2002 and is a founding partner of Moxie Capital, LLC. Until May 2008, she was a Partner of Bear Stearns Merchant Banking, LLC, an affiliate of Bear, Stearns & Co. Inc., where she was a Senior Managing Director and which she joined in April 1997. Between 1991 and 1997, she worked in the Mergers and Acquisitions Group of Lazard & Co. LLC. Prior to entering the finance industry, Ms. Arlander worked throughout Europe in the fashion and beauty industries. Ms. Arlander currently serves as a member of the board of directors for the privately-held company Crew Knitwear, LLC. She previously served as a member of the board of directors for the publicly-traded company Aéropostale, Inc. In considering Ms. Arlander as a director of the Company, the board reviewed her extensive experience in the analysis of the apparel and retail sectors as an investment banker and investor, her overall leadership skills and her experience serving on the board of directors of relevant companies.

        Jill Beraud has served as a director since May 2011. In December 2011, Ms. Beraud was named Chief Executive Officer of Living Proof, Inc. a privately-held company that uses advanced medical and materials technologies to create hair and skin care products for women. Prior to that, Ms. Beraud served as PepsiCo Americas Beverages Chief Marketing Officer and President—Joint Ventures from July 2009 to June 2011, and PepsiCo's Global Chief Marketing Officer from December 2008 to July 2009. Before PepsiCo, Ms. Beraud spent 13 years at Limited Brands, most recently as Chief Marketing Officer of Victoria's Secret. She also served as Executive Vice President of Marketing for Limited Brands' broader portfolio of specialty brands including Bath & Body Works, C.O. Bigelow, Henri Bendel, Express, Limited Stores and Victoria's Secret. Ms. Beraud began her career at Procter & Gamble where she quickly rose through the brand management ranks, managing multiple brands in the food and beverage sector. She later led the Global Brand Equity practice of an international management consulting firm as well as founded a New York City advertising agency with clients that included Air France, Equinox Fitness and Nikon. Ms. Beraud currently serves as a director of the privately-held company Levi Strauss & Co. Ms. Beraud received an M.B.A. in Marketing & Strategic Planning from the Wharton School of the University of Pennsylvania and a B.S. from Boston University. In considering Ms. Beraud as a director of the Company, the board reviewed her extensive marketing and consumer branding experience, as well as her extensive managerial and operational knowledge in the retail industry.

        David H. Edwab has served as a director since 2003. Mr. Edwab has served as an officer and director of Men's Wearhouse for over 20 years, starting as Vice President of Finance and Director in 1991, serving as Chief Operating Officer from 1993 to 1997, and being elected to President in 1997. In November 2000, Mr. Edwab joined Bear, Stearns & Co. Inc. as a Senior Managing Director, Head of the Retail Group in the Investment Banking Department. At such time, Mr. Edwab resigned as President of Men's Wearhouse and was then named Vice Chairman of its Board of Directors. In February 2002, Mr. Edwab re-joined Men's Wearhouse and continues to serve as Vice Chairman of its Board of Directors. Mr. Edwab previously served as a Senior Advisor to Bear Stearns Merchant Banking, LLC, an affiliate of Bear, Stearns & Co. Inc. and the predecessor to Irving Place Capital, a private equity firm focused on making investments in middle-market companies, until April 2008. Mr. Edwab is lead director, chairman of the compensation committee, and a member of the audit committee of the publicly-traded company Vitamin Shoppe, Inc. and is involved with other privately-owned companies. Mr. Edwab is an "inactive" Certified Public Accountant and previously was a partner with Deloitte and Touche. In considering Mr. Edwab as a director of the Company, the board reviewed his extensive retail and financial background and his experience having served on the boards of directors of retailers.

        James O. Egan has served as a director since March 2012. Mr. Egan served as a Managing Director of Investcorp International, Inc., an alternative asset management firm specializing in private equity, hedge fund offerings and real estate and technology investments, from 1998 through 2008. Mr. Egan was the partner-in-charge, M&A Practice, U.S. Northeast Region for KPMG LLP from 1997 to 1998 and served as the Senior Vice President and Chief Financial Officer of Riverwood International, Inc. from 1996 to 1997. Mr. Egan began his career with PricewaterhouseCoopers (Coopers & Lybrand) in 1971 and served as partner from 1982 to 1996 and a member of the Board of Partners from 1995 to 1996. He currently serves as a director of PHH Corporation where he is non-executive chairman of the board and member of the compensation and governance committees. Mr. Egan has more than 40 years of business experience across numerous industries (including retail) and public and private companies, including 25 years of public accounting experience and 10 years of private equity experience and service on the board of directors of other public and private companies. Mr. Egan brings to the Board of Directors a wide range of strategic, operational, financial and governance qualifications and skills to contribute as a director.

        John D. Howard has served as a director since 2002. He is currently the Chief Executive Officer of Irving Place Capital, the firm formerly known as Bear Stearns Merchant Banking, LLC. He was a Senior Managing Director at Bear Stearns Merchant Banking, LLC, where he was the head of the merchant banking department of Bear, Stearns & Co. Inc. from its inception in 1997. From 1990 to

1997, he was a co-CEO of Vestar Capital Partners, Inc., a private investment firm specializing in management buyouts. Previously, he was a Senior Vice President of Wesray Capital Corporation, a private investment firm specializing in leveraged buyouts. Mr. Howard also currently serves as a director of Aéropostale, Inc., a publicly-traded company; rag & bone, Inc. and several other private companies. As a result of these and other professional experiences, Mr. Howard possesses particular knowledge and experience in finance and capital structure, and has extensive experience as an investor in the retail industry, each of which strengthen the board of directors' collective qualifications, skills and knowledge-base.

        Grace Nichols was appointed to the role of non-executive chair of the Company's board of directors in February 2011 and has served as a director since 2008. Ms. Nichols spent more than 20 years at Limited Brands, including 14 years as Chief Executive Officer of Victoria's Secret Stores from 1992 until she retired in January 2007. Ms. Nichols also served on the board of directors of Intimate Brands, Inc. from 1995 to 1999. Prior to joining Limited Brands, Ms. Nichols held various senior merchandising positions in teen's and women's apparel at The Broadway Southern California divisions of Carter, Hawley, Hale, Inc. Ms. Nichols currently sits on the board of directors of Men's Wearhouse and served as a director of Pacific Sunwear of California, Inc. from 2007 to March 20, 2012, both publicly-traded companies. Ms. Nichols holds a Professional Director Certification from the American College of Corporate Directors, a national public company director education and credentialing organization. Ms. Nichols is a graduate of UCLA. In considering Ms. Nichols as a director of the Company, the board reviewed her extensive experience as a senior executive in the retail industry and her ability to understand and analyze the operational and management challenges associated with large retailers.

        Michelle Pearlman has served as a director since May 2011. Ms. Pearlman is currently a senior advisor to Irving Place Capital with over 23 years of retail, consumer, marketing, and e-commerce focused experience. She most recently was Senior Vice President, President of the Jewelry Business Unit, for Sears Holdings Corporation, leading the P&L for fine jewelry, watches, and costume jewelry for over 2,000 Kmart and Sears stores and online sales. Prior to this, she spent four years at Ann Taylor, Inc., where she was an Executive Vice President, leading the E-commerce Business Unit and direct marketing for Ann Taylor and Loft divisions from 2004 to 2008. She joined Ann Taylor after serving as an Associate Principal with McKinsey & Co. from 1999 to 2004, focusing on retail and consumer products. She started her career at Procter & Gamble and held various positions in sales and marketing over her seven year tenure. Ms. Pearlman has an M.B.A from the University of Chicago and received her B.A. from Stanford University. She was named to Crain's Chicago Business "40 under 40" in 2009. In considering Ms. Pearlman as a director of the Company, the board reviewed her experience as a senior leader in the retail industry, her operational abilities, and her expertise in e-commerce and marketing.

        Richard L. Perkal has served as a director since 2004. Mr. Perkal is currently a Partner of Irving Place Capital, the firm formerly known as Bear Stearns Merchant Banking, LLC. He was a Senior Managing Director at Bear Stearns Merchant Banking, LLC, which he joined in July 2000. Previously, Mr. Perkal was a senior partner in the law firm of Kirkland & Ellis LLP where he headed the Washington, D.C. corporate transactional practice, primarily focusing on leveraged buyouts and recapitalizations. Mr. Perkal currently serves as a director of Vitamin Shoppe, Inc., a publicly-traded company, Pet Supplies "Plus," and CAbi, LLC. As a result of these and other professional experiences, Mr. Perkal possesses particular knowledge and experience in legal/regulatory, finance and capital structure matters that strengthens the board of directors' collective qualifications, skills and experience.

        Arthur E. Reiner has served as a director of the Company since 2003. He has served as Chairman of Finlay Enterprises, Inc. and Finlay Fine Jewelry Corporation since 1999. From 1996 to 2009, Mr. Reiner was Chief Executive Officer of Finlay Enterprises. Mr. Reiner joined Finlay in 1995. Finlay Enterprises, Inc. filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code in August 2009. Mr. Reiner began his retailing career in 1962 at Bamberger's, then a division of R. H. Macy's, and held various positions with Macy's, including Chairman and Chief Executive Officer of Macy's Northeast and Macy's East until 1995. Mr. Reiner also previously served as a member of the board of directors for R. H. Macy's. A graduate of Rutgers University, Mr. Reiner served as Chairman of the Education Foundation of the Fashion Institute of Technology from 1985 to 1995 and was named Executive Vice President in 1995. In considering Mr. Reiner as a director of the Company, the board reviewed his particular experience in the retail, apparel and other related industries, both at the management and board levels.

        Edmond S. Thomas has served as a director since November 2011. Mr. Thomas is a Partner of the private investment firm KarpReilly, LLC and the former President, Chief Executive Officer and Director of The Wet Seal, Inc., serving in that position from October 2007 until February 2011. From October 2005 to October 2007, Mr. Thomas served as President and Co-Chief Executive Officer of Tilly's, Inc., a men's and women's apparel retailer. Mr. Thomas also served as Managing Partner of The Evans Thomas Company, LLC, a privately-held consumer goods advisory firm, and AXIS Capital Fund I, LP, an investment fund. Prior to that, Mr. Thomas served as President, Chief Operating Officer and Director of The Wet Seal, Inc., from 1992 to 2000. Prior to 1992, Mr. Thomas was the President of Foxmoor Specialty Stores Corporation and Domain Home Furnishings. Mr. Thomas is currently a member of the board of directors of Comark, Inc., a privately-held Canadian specialty retailer of apparel; XS Cargo Stores, a Canadian closeout retailer; and EbLens, a retailer of urban-inspired footwear, apparel and accessories. Mr. Thomas is also a former director of the publicly-traded company Trans World Entertainment Corporation. Mr. Thomas holds a B.S. in Accounting from Villanova University and is also a Certified Public Accountant in the State of Massachusetts. In considering Mr. Thomas as a director of the Company, the board reviewed his extensive retail and financial background and his experience having served in leadership positions in companies within the retail industry.

Board and Committee Membership

Overview

        The Company's business, property and affairs are managed under the direction of the Company's board of directors. The board of directors has established five committees consisting of an audit committee, a nomination and governance committee, a compensation committee, a brand strategy committee, and an operations committee. The Company has a majority of independent directors on its board. Its audit committee, nomination and governance committee, and compensation committee are composed entirely of independent directors. Members of the Company's board of directors are kept informed of its business through discussions with the Company's Chief Executive Officer and other officers by reviewing materials provided to them and by participating in meetings of the board of directors and its committees.

Board Leadership Structure

        The board of directors has the responsibility for selecting the appropriate leadership structure for the Company. In making leadership structure determinations, the board of directors considers many factors, including the specific needs of the business and what is in the best interests of the Company's stockholders. The Company's current leadership structure is comprised of a non-executive chair of the board of directors, board committees currently led by and comprised of independent directors, and a Chief Executive Officer. Although the board of directors does not currently have a formal policy as to whether the roles of chair of the board of directors and Chief Executive Officer should be vested in the same individual or different individuals, the board of directors believes that the separation of the roles of chair of the board of directors and Chief Executive Officer is currently in the best interest of the Company's stockholders. This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing board priorities and procedures. Further, this structure permits the Chief Executive Officer to focus on the management of the Company's day-to-day operations.

The Board's Role in Risk Oversight

        The board of directors has an active role in the oversight of management and the Company's risks. This oversight is conducted primarily through the audit committee, but the full board of directors has retained responsibility for general strategic oversight of risk. The Company's internal audit department performs an annual comprehensive company-wide risk assessment which encompasses a review of all departments and their significant areas of risk, including operational, compliance, and financial risks. This assessment process is designed to gather data regarding the important risks that could impact the Company's ability to achieve its objectives and execute its strategies. The assessment is reviewed by the Company's Chief Executive Officer and Chief Financial Officer, and the Chief Financial Officer presents the assessment to the audit committee of the board of directors to facilitate discussion of high risk areas.

        The compensation committee reviews the Company's compensation policies and practices for all employees in the context of risk management. This assessment includes a review of the mix between short-term and long-term compensation, base salary versus incentive compensation, performance metrics, and the type of equity awards and level of equity holdings. Based upon this review, the compensation committee has determined that the Company's compensation practices are not reasonably likely to have a material adverse effect on the Company.

        The nomination and governance committee assists the board of directors in fulfilling its oversight responsibilities with respect to the management of risks associated with board composition, corporate governance policies and practices, ethics and related matters.

Board Meetings

        The board of directors of New York & Company, Inc. is currently comprised of eleven directors, all of whom are standing for re-election. During fiscal year 2013, the board of directors met four times. Each director attended at least 75 percent of the aggregate of (1) the number of meetings the board of directors held during the period in which he or she was a director and (2) the number of meetings of all committees of the board held during the period in which he or she served as a member of the respective committee. Four members of the board of directors attended the Company's Annual Meeting on June 25, 2013. All board members are encouraged to attend the Annual Meeting.

Executive Sessions

        The non-management members of the Company's board of directors hold regularly scheduled executive sessions without management that are chaired by the presiding director. Grace Nichols is the chair of the board of directors and serves as the presiding director of the non-management directors of the Company.

Committee Composition and Board Independence

        The following table shows the members of the Company's board of directors, the composition of the committees, and those directors who the board of directors has affirmatively determined to be independent under the New York Stock Exchange corporate governance standards:

Director	Audit Committee		Compensation Committee		Nomination & Governance Committee		Brand Strategy Committee	Operations Committee		Independent Director
Gregory J. Scott
Bodil M. Arlander	✓									✓
Jill Beraud			✓				✓			✓
David H. Edwab	✓				✓	(C)				✓
James O. Egan	✓	(C)								✓
John D. Howard							✓	✓
Grace Nichols(*)			✓		✓		✓	✓		✓
Michelle Pearlman							✓
Richard L. Perkal
Arthur E. Reiner			✓	(C)	✓					✓
Edmond S. Thomas			✓					✓	(C)	✓

Legend:

(C)
Chair of committee

(*)
Non-executive chair of the board of directors and presiding director of the non-management directors

The Audit Committee

        Under the terms of its charter, the audit committee represents and assists the board of directors with the oversight of the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company's independent registered public accounting firm, the performance of the Company's internal audit function, and the preparation of an audit committee report as required by the SEC to be included in the Company's annual proxy statement. The audit committee meets to review the Company's quarterly and annual financial statements, and holds periodic meetings separately with management, the internal auditor, and the independent registered public accounting firm. In fiscal year 2013, the committee met ten times.

        The board of directors has determined that Mr. Edwab and Mr. Egan are "audit committee financial experts" for purposes of the SEC's rules adopted pursuant to the Sarbanes-Oxley Act of 2002. The board of directors has determined that Ms. Arlander, Mr. Edwab and Mr. Egan are independent members of the board of directors and the audit committee in accordance with the independence requirements of the New York Stock Exchange and Exchange Act Rule 10A-3.

The Compensation Committee

        Under the terms of its charter, the compensation committee is directly responsible for assisting the board of directors in its oversight of compensation for the Company's senior management, compensation for the board of directors, evaluation and succession planning for the Chief Executive Officer and related matters. The committee has sole authority to retain and terminate any executive compensation consultants engaged to provide advice to the committee related to its responsibilities, including the sole authority to approve such consultants' fees and other retention terms. The committee also has the authority to retain other professional advisors, when necessary or appropriate. In fiscal year 2013, the compensation committee met eight times.

The Nomination and Governance Committee

        Under the terms of its charter, the nomination and governance committee is responsible for assisting the board of directors in its oversight of board composition, corporate governance policies and practices, ethics and related matters. It also assists the board of directors in fulfilling its responsibilities relating to the Company's compliance procedure for the code of business conduct. In fiscal year 2013, the nomination and governance committee held two meetings.

        The nomination and governance committee periodically reviews the appropriate size of the board of directors, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the board of directors. In evaluating and determining whether to recommend a candidate to the board of directors, the committee reviews the appropriate skills and characteristics required of board members in the context of the background of existing members and in light of the perceived needs for the future development of the Company's business, including issues of diversity and experience in different substantive areas, such as retail operations, marketing, technology, distribution, real estate and finance. Furthermore, although there is no formal policy concerning diversity considerations, the nomination and governance committee does consider diversity with respect to gender, ethnicity and age, as well as diversity of viewpoint, skills and experience in determining the appropriate composition of the board of directors and identifying director nominees. Candidates may come to the attention of the committee from a variety of sources, including current board members, stockholders, management, and search firms. The committee has the sole authority to retain and terminate any search firm used to identify candidates for the board of directors, including the sole authority to approve such firm's fees and other retention terms. The committee also has the authority to retain other professional advisors, when necessary or appropriate. All candidates are reviewed in the same manner regardless of the source of the recommendation. See "STOCKHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING" for procedures describing how a stockholder can submit a proposal to the board of directors.

The Brand Strategy Committee

        The brand strategy committee is responsible for assisting the board of directors in its oversight of achieving certain objectives in growing brand awareness and emotional connection, and to grow traffic and sales. In fiscal year 2013, the brand strategy committee held six meetings.

The Operations Committee

        The operations committee is responsible for assisting the board of directors in its oversight of providing advice and guidance to the Company's management team on methods of improving operating efficiencies and reducing expenses. In fiscal year 2013, the operations committee held three meetings.

2013 Director Compensation

        During fiscal year 2013, the compensation committee engaged Hay Group to evaluate the Company's director compensation, including the compensation of the non-executive chair of the board of directors, compared to a peer group of companies. The board of directors approved a compensation package for the board of directors and the non-executive chair of the board of directors, which was consistent with the compensation approved in fiscal year 2012. The annual retainer for each director was $36,000 ($135,000 for the non-executive chair of the board of directors) and for each meeting of the board of directors, beyond four quarterly meetings, directors were paid a fee of $1,500 for attending in person and $500 for attending telephonically. The annual retainer for service as the chair of a committee was as follows: $20,000 for the audit committee; $10,000 for the compensation committee; and $9,000 for the nomination and governance committee. For each committee meeting, directors were paid a fee of $1,500 for attending in person and $500 for attending telephonically. However, the chair of the audit committee was not paid a meeting fee for four quarterly meetings of the audit committee; the chair of the compensation committee was not paid a meeting fee for four quarterly meetings of the compensation committee; and the chair of the nomination and governance committee was not paid a meeting fee for two bi-annual meetings of the nomination and governance committee.

        In addition, members of the board of directors receive an annual share-based award with a fair market value of $60,000 ($150,000 for the non-executive chair of the board of directors) on the date of grant, which was August 26, 2013 for this past fiscal year. The annual share-based award to directors is typically restricted stock that vests on the one-year anniversary of the grant date. New board members are issued a share-based award, typically restricted stock, upon the effective date of their appointment to the board of directors, which vests ratably over a three-year period. The fair market value of a share-based award to a new member of the board of directors is determined by pro-rating the fair market value of the annual share-based award to current directors ($60,000) based on the remaining regularly-scheduled quarterly meetings of the board of directors in the then-current board term as of the date of election of the new board member.

        The Company's independent directors are subject to security ownership guidelines that require them to own any form of vested and/or unvested equity of the Company having a fair market value of at least $80,000 at all times subsequent to the fourth anniversary of the director's appointment to the Company's board of directors. Mr. Howard, Mr. Perkal and Mr. Scott did not receive compensation for their services as non-independent members of the Company's board of directors. Board members are reimbursed for reasonable travel expenses for in-person attendance at board of directors and committee meetings.

        The following table summarizes the principal components of fiscal year 2013 compensation for the Company's board of directors. The compensation set forth below fully reflects compensation for services performed as a member of the Company's board of directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Bodil M. Arlander	43,000	60,000	—	—	—	—	103,000
Jill Beraud	52,000	60,000	—	—	—	—	112,000
David H. Edwab	54,000	60,000	—	—	—	—	114,000
James O. Egan	64,000	60,000	—	—	—	—	124,000
Louis Lipschitz(2)	5,000	—	—	—	—	—	5,000
Grace Nichols	154,000	150,000	—	—	—	—	304,000
Michelle Pearlman	48,000	60,000	—	—	—	—	108,000
Arthur E. Reiner	50,000	60,000	—	—	—	—	110,000
Edmond S. Thomas	48,000	60,000	—	—	—	—	108,000

(1)
Represents the aggregate grant date fair value of equity awards granted in the specified fiscal year as calculated pursuant to Financial Accounting Standards Board ("FASB") Accounting Standards Codification Topic 718, "Compensation—Stock Compensation" ("ASC 718"), excluding any estimate for forfeitures. The fair value of restricted stock is based on the closing stock price of an unrestricted share of the Company's common stock on the grant date.

(2)
Louis Lipschitz resigned as a member of the Company's board of directors effective June 25, 2013.

        The following table provides information relating to outstanding equity awards held by the non-management directors at fiscal year end, February 1, 2014.

	Option Awards		Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Number of Shares of Stock That Have Not Vested (#)
Bodil M. Arlander	—	—	9,600
Jill Beraud	—	—	10,466
David H. Edwab	—	—	9,600
James O. Egan	—	—	15,330
Grace Nichols	10,000	—	24,000
Michelle Pearlman	—	—	10,466
Arthur E. Reiner	—	—	9,600
Edmond S. Thomas	—	—	15,600

CORPORATE GOVERNANCE

Board Committee Charters

        The charters for the Company's audit committee, compensation committee, and nomination and governance committee are available free of charge on the Company's website at http://www.nyandcompany.com.

Corporate Governance Guidelines

        The board of directors of the Company adopted the corporate governance guidelines to assist in the exercise of its responsibilities. The Company's corporate governance guidelines are available free of charge on the Company's website at http://www.nyandcompany.com.

Code of Business Conduct

        The Company has a code of business conduct that applies to all Company associates, including its principal executive officer, principal financial officer and principal accounting officer, as well as members of the board of directors. In addition, the Company has a code of conduct for principal executive officers and key financial associates, which is supplemental to the code of business conduct. The code of business conduct and the code of conduct for principal executive officers and key financial associates are available free of charge on the Company's website at http://www.nyandcompany.com. Any updates or amendments to these guidelines, and any waiver that applies to a director or executive officer, will also be posted on the website.

Stockholder Communications with the Board of Directors

        Stockholders and other interested parties may contact the board of directors, the presiding director, or the non-management directors as a group (c/o the Chair of the Nomination and Governance Committee) at the following address:

  Board of Directors or
  Chair of the Nomination and Governance Committee
  New York & Company
  450 West 33rd Street
  5th Floor
  New York, NY 10001

        Communications regarding accounting, internal accounting controls or auditing matters may also be reported to the Company's board of directors using the above address or through the Company's Ethics Hotline. Information about how to contact the board of directors and the Ethics Hotline is also available on the Company's website at http://www.nyandcompany.com.

ITEM 2—Approve Amendments to the Company's Amended and Restated 2006 Long-Term Incentive Plan, as amended and restated on June 22, 2011 to, Among Other Matters, Increase the Number of Shares Reserved for Issuance

Introduction

        The Company's board of directors and stockholders originally approved the 2006 Long-Term Incentive Plan, as amended (the "2006 Plan) on May 3, 2006, and June 21, 2006, respectively. The 2006 Plan has been amended and approved by stockholders from time to time to, among other things, increase the number of shares available for issuance. The compensation committee of the Company's board of directors has determined that it is advisable and in the best interests of the Company and our stockholders that an amendment to the 2006 Plan be adopted to implement the changes described below. Accordingly, the board of directors adopted a resolution proposing such amendments to the 2006 Plan and directed that it be submitted for approval at the 2014 Annual Meeting of Stockholders.

        The Company is seeking stockholders' approval of the 2006 Plan to comply with a listing rule of the NYSE that requires that material changes to any equity compensation plan of a NYSE-listed company be approved by the Company's stockholders.

        If the stockholders approve the 2006 Plan, it will be effective as of June 16, 2014. If they do not approve it, the 2006 Plan, in its current form, will remain in effect. The 2006 Plan is currently the only plan under which the Company grants equity-based compensation awards.

Summary of Amendments

        The following is a brief summary of the material changes to the 2006 Plan being submitted for approval.

  •
  Share Reserve.  The number of shares available for issuance under the 2006 Plan would be increased by 4,000,000, from 8,668,496 shares to 12,668,496 shares.

  •
  Prohibited Buy Backs.  As amended, the 2006 Plan would prohibit, without first obtaining stockholder approval, any exchanging of "underwater" stock options or stock appreciation rights for cash.

  •
  Treatment Upon a Change in Control.  The amended 2006 Plan defines "Change in Control" and clarifies the existing provisions of the 2006 Plan regarding treatment of outstanding awards upon certain corporate transactions.

  •
  Non-Employee Directors.  As amended, the fair market value of awards granted to a non-employee member of the Board of Directors of the Company during any calendar year cannot exceed $500,000.

  •
  Tax Code Limits.  As amended, the limit on the number of shares subject to awards intended to qualify under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code") would be modified. These changes are more fully described below.

  •
  Extension of the Term.  As amended, the term of the 2006 Plan extends to June 16, 2024.

  •
  Clawbacks.  As amended, the 2006 Plan would provide that any awards issued under the 2006 Plan would be subject to any clawback policy the Company is required by law to adopt.

Summary of the Company's Amended and Restated 2006 Long-Term Incentive Plan

        The following summary of the material terms of the 2006 Plan, a copy of which is attached hereto as Annex I, does not purport to be complete and is qualified in its entirety by the terms of the 2006 Plan.

        Purposes of the 2006 Plan.    The purposes of the 2006 Plan are to foster and promote the long-term financial success of the Company and materially increase stockholder value by motivating performance through incentive compensation. The 2006 Plan is also intended to encourage participant ownership in the Company, attract and retain talent, and enable participants to participate in the long-term growth and financial success of the Company. In addition, the 2006 Plan provides the ability to make awards linked to the profitability of the Company and increases in stockholder value.

        Term of the 2006 Plan.    The term of the 2006 Plan extends from June 21, 2006 until June 21, 2016. As amended, the 2006 Plan would extend until June 16, 2024. No additional awards shall be made after the expiration of such term, but outstanding awards shall be administered in accordance with the provisions thereof. The 2006 Plan shall continue in effect until all matters relating to the settlement of awards and administration of the 2006 Plan have been completed.

        Administration of the 2006 Plan.    The 2006 Plan is administered by the compensation committee, but any action that may be taken by the compensation committee may also be taken by the full board of directors of the Company. The compensation committee is composed in accordance with, and governed by, the compensation committee's charter, as approved from time to time by the board of directors and subject to Section 303A.05 of the NYSE Listed Company Manual, and other corporate governance documents of the Company. The compensation committee has the authority to grant awards under the 2006 Plan, to determine the terms and conditions thereof, to interpret the provisions of the 2006 Plan and to make all other determinations which may be necessary or advisable for the administration of the 2006 Plan.

        The compensation committee or the full board of directors may amend, alter, or discontinue the 2006 Plan at any time, but no amendment, alteration or discontinuation shall be made which would materially impair the rights of a participant under a granted award without the participant's consent. Any amendments to the 2006 Plan shall require stockholder approval to the extent required by federal or state law or any regulations or rules promulgated thereunder or the rules of the New York Stock Exchange, the national securities exchange on which the Company's common stock is listed.

        Eligibility and Participation.    Eligibility to participate in the 2006 Plan is limited to (i) employees of the Company; (ii) consultants or advisors to the Company or any affiliate; or (iii) non-employee members of the board of directors. Approximately 7,000 employees of the Company, including all executive officers, and the 10 non-management members of the board of directors, are currently eligible to participate in the 2006 Plan.

        Type of Awards under the 2006 Plan.    The 2006 Plan provides that the compensation committee may grant awards to eligible participants in any of the following forms, subject to such terms, conditions and provisions as the compensation committee may deem to be necessary or desirable: (i) stock options; (ii) stock appreciation rights; (iii) restricted stock; (iv) deferred stock; and (v) performance share awards and performance unit awards.

        Number of Authorized Shares.    The total number of shares of common stock reserved and available for distribution pursuant to awards under the 2006 Plan is currently 8,668,496. Of the 8,668,496 shares of common stock reserved, the maximum number of shares which may be used for awards other than stock options or stock appreciation rights is 3,750,000 shares. As of April 21, 2014, there were 1,701,918 shares available for issuance under the 2006 Plan. If the amendment to the 2006 Plan to increase the number of authorized shares of common stock by 4,000,000 shares is approved by stockholders, the aggregate number of shares of common stock authorized for issuance under the 2006 Plan will be 12,668,496 shares and the maximum number of shares which may be used for awards other than stock options or stock appreciation rights will be 7,750,000 shares.

        Stock Options.    Stock options granted under the 2006 Plan are either incentive stock options or nonqualified stock options. The exercise price per share shall not be less than the fair market value per share on the grant date. If a stock option which is intended to qualify as an incentive stock option is granted to an individual who owns or who is deemed to own shares possessing more than ten percent (10%) of the combined voting power of all classes of shares of the Company, a parent corporation or any subsidiary corporation, then the exercise price per share shall not be less than one hundred ten percent (110%) of the fair market value per share on the grant date. The option period of each stock option shall be fixed by the compensation committee, but shall not exceed ten years from the date the option is granted for incentive stock options. Stock options shall only be exercisable in whole or in such installments and at such times as established by the compensation committee. The compensation committee may at any time accelerate the exercisability of all or part of any stock option.

        Stock Appreciation Rights.    Stock appreciation rights may be awarded at any time by the compensation committee. The compensation committee has the discretion to determine the exercise price and other terms of stock appreciation rights. The exercise price per share shall not be less than the fair market value per share on the grant date. Upon exercise of a stock appreciation right, a participant shall receive a number of shares of common stock equal in value to the excess of the fair market value per share of common stock over the exercise price per share of the common stock specified in the related stock appreciation right agreement.

        Restricted Stock.    Restricted stock may be awarded at any time by the compensation committee. Restricted stock is stock which cannot be transferred and remains subject to a risk of forfeiture until the applicable vesting conditions are attained. The compensation committee has the discretion to determine the vesting conditions and other terms of restricted stock. Holders of restricted stock shall have all the rights of a stockholder of the Company holding the class of common stock that is the subject of the restricted stock.

        Deferred Stock.    Deferred stock may be awarded at any time by the compensation committee. Deferred stock is a right granted to a participant to receive common stock at the end of a specified deferral period. The compensation committee has the discretion to determine the duration of the deferral period, the conditions under which receipt of the common stock will be deferred and other terms of deferred stock. Holders of deferred stock may elect to further defer receipt of the deferred stock payable under an award, subject to such terms and conditions determined by the compensation committee. Upon the expiration of the deferral period, the compensation committee shall deliver common stock to the participant pursuant to the deferred stock award.

        Performance Awards.    Performance awards may be awarded at any time by the compensation committee. A performance unit and a performance share each consist of the right to receive shares of common stock or cash, as provided in the particular award agreement, upon achievement of certain performance goals. After the applicable period for performance has ended, the compensation committee shall determine the extent to which the established performance goals were achieved. Performance awards cannot be transferred and remain subject to risk of forfeiture until the applicable performance goals have been achieved.

        Change in Control Provisions.    Unless otherwise specifically provided in an award agreement, in the event of a change in control of the Company, the compensation committee may provide that unvested outstanding awards shall vest immediately and any performance goal or other condition with respect to performance share awards and performance unit awards shall be deemed satisfied for such participants who are employed by the Company at the time of such event. The 2006 Plan further provides that upon a change in control of the Company, outstanding awards may be assumed and continued by the surviving company or cashed out and terminated, as determined by the compensation committee in its discretion. The compensation committee may also, in its discretion, determine that any outstanding awards shall terminate or be cancelled if not exercised as of the date of such event.

        162(m) Awards.    Section 162(m) of the Internal Revenue Code ("Section 162(m)") limits in certain cases the amount of compensation the Company may deduct with respect to its named executive officers (other than the Company's Chief Financial Officer) to $1,000,000. These limits do not apply to compensation that is considered to be "performance based compensation" under Section 162(m). The 2006 Plan permits, but does not require, the compensation committee to grant awards that are intended to qualify as "performance based compensation" under Section 162(m). These awards may take the form of stock options or stock appreciation rights or awards, the vesting or settlement of which is conditioned upon the achievement of performance goals set by the compensation committee in accordance with Section 162(m). To the extent the compensation committee determines to grant awards intended to qualify as "performance based compensation" under Section 162(m), the following would apply:

  •
  Maximum Award Limits.  Before its amendment, the 2006 Plan provided that the maximum number of shares of options or stock appreciation rights that could be granted as "performance based compensation" under Section 162(m) to any one participant in a calendar year was 750,000 shares. As amended, this limit would be increased to 2,000,000 shares. Before its amendment, the 2006 Plan provided that the maximum value of performance awards that could be granted as "performance based compensation" under Section 162(m) of the Internal Revenue Code to any one participant was $1,000,000 over any three consecutive calendar years and the maximum number of shares of restricted stock or deferred stock that could be granted as "performance based compensation" under Section 162(m) to any one participant was $1,000,000 over any three consecutive calendar years. As amended, the maximum number of shares of subject to performance awards or awards of restricted stock or deferred stock that may be granted as "performance based compensation" under Section 162(m) to any one participant is 2,000,000 shares in any one calendar year.

  •
  Performance Metrics.  If the compensation committee elects to grant awards intended to qualify as "performance based compensation" under Section 162(m), the vesting of which is contingent upon the achievement of performance goals, it may select from any of the performance criteria set out below, either alone or in any combination, and, if not based on individual performance, on either a consolidated or a division or business unit level, as the compensation committee may determine: individual participant financial or non-financial performance goals; sales; cash flow; cash flow from operations; operating profit or income; net income; operating margin; net income margin; return on net assets; four wall contribution; economic value added; return on total assets; return on equity; return on total capital; total shareholder return; revenue; revenue growth; earnings before interest, taxes, depreciation and amortization ("EBITDA"); EBITDA growth; basic earnings per share; diluted earnings per share; funds from operations per share and per share growth; cash available for distribution; cash available for distribution per share and per share growth; share price performance on an absolute basis and relative to an index of earnings per share or improvements in the Company's attainment of expense levels; or implementing or completion of critical projects. The foregoing criteria shall have any reasonable definitions that the compensation committee may specify, which may include or exclude any or all of the following items as the compensation committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of financing activities; expenses for restructuring or productivity initiatives; other non-operating items; spending for acquisitions; effects of divestitures; and effects of litigation activities and settlements.

U.S. Federal Income Tax Consequences

        The following is a general description of the federal income tax consequences to the participant and the Company with regard to awards granted under the 2006 Plan under present law. This discussion is intended for the information of stockholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the 2006 Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. The summary does not address the effects of other federal taxes (including possible "golden parachute" excise taxes) or taxes imposed under state, local, or foreign tax laws. This discussion does not purport to discuss all tax consequences related to awards under the 2006 Plan.

        Incentive Stock Options.    In general, an employee will not realize taxable income upon either the grant or the exercise of an incentive stock option and the Company will not realize an income tax deduction at either of such times. In general, however, for purposes of the alternative minimum tax, the excess of the fair market value of the shares of common stock acquired upon exercise of an incentive stock option (determined at the time of exercise) over the exercise price of the incentive stock option will be considered income. If the recipient was continuously employed from the date of grant until the date three months prior to the date of exercise and such recipient does not sell the shares of common stock received pursuant to the exercise of the incentive stock option within either (i) two years after the date of the grant of the incentive stock option, or (ii) one year after the date of exercise, a subsequent sale of such shares of common stock will result in long-term capital gain or loss to the recipient and will not result in a tax deduction to the Company.

        If the recipient is not continuously employed from the date of grant until the date three months prior to the date of exercise or such recipient disposes of the shares of common stock acquired upon exercise of the incentive stock option within either of the time periods described in the immediately preceding paragraph, the recipient will generally realize as ordinary income an amount equal to the lesser of (i) the fair market value of such shares of common stock on the date of exercise over the exercise price, and (ii) the amount realized upon disposition over the exercise price. In such event, subject to the limitations under Sections 162(m) and 280G of the Internal Revenue Code (as described below), the Company generally will be entitled to an income tax deduction equal to the amount recognized as ordinary income. Any gain in excess of such amount realized by the recipient as ordinary income would be taxed at the rates applicable to short-term or long-term capital gains (depending on the holding period).

        Nonqualified Stock Options.    There typically will be no federal income tax consequences to the optionee or to the Company upon the grant of a nonqualified stock option under the 2006 Plan. When the optionee exercises a nonqualified option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock received at the time of exercise over the exercise price, and the Company will be allowed a corresponding deduction, subject to any applicable limitations under the Internal Revenue Code Sections 162(m) and 280G (as described below). Any gain that the optionee recognizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.

        Stock Appreciation Rights (SARs).    There typically will be no federal income tax consequences to the participant or to the Company upon the grant of a SAR under the 2006 Plan. When the participant exercises a SAR, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock received at the time of exercise over the fair market value of a share of common stock on date of grant, and the Company will be allowed a corresponding deduction, subject to any applicable limitations under the Internal Revenue Code Sections 162(m) and 280G (as described below).

        Restricted Stock.    Unless a participant makes an election to accelerate recognition of the income to the date of grant (as described below), the participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a restricted stock award is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the common stock as of that date (less any amount paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Sections 162(m) and 280G of the Internal Revenue Code (as described below). If the participant files an election under Section 83(b) of the Internal Revenue Code within 30 days of the date of grant of the restricted stock, he or she will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Sections 162(m) and 280G (as described below). Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to a Section 83(b) election.

        Deferred Stock Awards.    The grant of a deferred stock award under the 2006 Plan generally will not be taxable to the participant, and will not be deductible by the Company at the time of grant. At the time a deferred stock award is settled in shares of common stock, the participant will recognize ordinary income and the Company will be entitled to a corresponding deduction. Generally the measure of the income and deduction will be the fair market value of the common stock at the time the deferred stock is settled.

        Performance Awards.    A participant generally will not recognize income, and the Company will not be allowed a tax deduction, at the time performance awards are granted, so long as the awards are subject to a substantial risk of forfeiture. When the participant receives, or has the right to receive, payment of cash or shares under the performance award, the cash amount or the fair market value of the shares of stock will be ordinary income to the participant, and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Sections 162(m) and 280G (as described below).

        Certain Other Tax Issues.    In addition to the matters described above, (i) any entitlement to a tax deduction on the part of the Company is subject to applicable federal tax rules (including, without limitation, Section 162(m) regarding the $1,000,000 limitation on deductible compensation), (ii) the exercise of an incentive stock option may have implications in the computation of alternative minimum taxable income, (iii) certain awards under the 2006 Plan may be subject to the requirements of Section 409A of the Internal Revenue Code (regarding nonqualified deferred compensation), and (iv) if the exercisability or vesting of any option or certain other awards is accelerated because of a change in control, such option or award (or a portion thereof), either alone or together with certain other payments, may constitute non-deductible excess parachute payments under Section 280G of the Internal Revenue Code, which may be subject to a 20% excise tax on participants. Officers and directors of the Company subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, may be subject to special tax rules regarding the income tax consequences concerning their options.

Benefits to Named Executive Officers and Others

        Any future awards granted to eligible participants under the 2006 Plan are subject to the discretion of the committee and, therefore, are not determinable at this time. However, the following table sets forth with respect to each named executive officer and each group listed below, the distribution of awards under the 2006 Plan during fiscal year 2013. The fair market value of the shares of common stock underlying the options granted under the 2006 Plan as of April 21, 2014 is $4.49 per share.

Named executive officers and groups	Stock Options & SARs Granted	Restricted Stock and Units Granted(2)	Value of Stock Options & SARs Granted ($)	Value of Restricted Stock and Units Granted ($)(2)
Gregory J. Scott(1)	400,000	200,000	1,044,000	1,064,000
Sheamus Toal	67,050	32,573	175,000	162,131
Laura Weil	67,050	14,974	175,000	80,654
Faeth Bradley	67,050	13,020	175,000	69,555
Kevin L. Finnegan	67,050	12,982	175,000	69,340
All current executive officers as a group	668,200	273,549	1,744,000	1,445,680
All current non-employee directors as a group	—	91,200	—	570,000
All current employees, who are not executive officers as a group	798,539	339,784	2,126,755	1,562,771

(1)
Mr. Scott's awards include 200,000 performance-based SARs and 100,000 performance units valued at $0.5 million each, all of which have since been cancelled due to the Company not achieving the target operating income levels required in order for the awards to vest at the end of their respective performance periods.

(2)
Includes deferred stock units issued under the Company's Management Stock Purchase Plan.

        The board of directors unanimously recommends a vote FOR the approval of the amendments to the Company's Amended and Restated 2006 Long-Term Incentive Plan to, among other matters, increase the number of shares reserved for issuance.

ITEM 3—To Hold an Advisory Vote on Executive Compensation

        The SEC adopted final rules on January 26, 2011 to implement Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Final Rules") requiring public companies to provide stockholders with periodic advisory votes on executive compensation ("Say-on-Pay Proposal").

        Pursuant to Section 14A of the Securities Exchange Act of 1934, the Company is seeking an advisory vote from its stockholders to approve the Company's named executive officer compensation, as set forth below. The Company and the board of directors welcome stockholders' views on this subject, and will carefully consider the outcome of this vote consistent with the best interests of all stockholders. As an advisory vote, however, the outcome is not binding on the Company or the board of directors.

        At the Company's 2011 Annual Meeting of Stockholders, over 81% of the votes cast on the advisory "Say-on-Pay" proposal were in favor of the Company's executive compensation, and the Company's stockholders voted to have the Company hold an advisory vote on executive compensation every three years.

        As described in the "Compensation Discussion and Analysis" section of this Proxy Statement, the Company's executive compensation program is designed to motivate, reward, attract, and retain the management deemed essential to the success of the Company and to support its objective to maximize shareholder value and grow the Company, both in the short-term and the long-term. The Company seeks to reward executives through performance-based compensation based on the achievement of specific goals. Please read the "Compensation Discussion and Analysis" section of this Proxy Statement for additional details about the Company's executive compensation programs, including information about the compensation of the Company's named executive officers for fiscal year 2013. Specifically, the Company is seeking a vote on the following resolution:

        RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the "Compensation Discussion and Analysis," compensation tables and narrative discussion is hereby APPROVED.

        The board of directors unanimously recommends a vote FOR the resolution above to approve executive compensation.

ITEM 4—Ratification of Independent Registered Public Accounting Firm

        The board of directors, upon the recommendation of its audit committee, has ratified the selection of Ernst & Young LLP to serve as the Company's independent registered public accounting firm for fiscal year 2014, subject to ratification by the Company's stockholders.

        Representatives of Ernst & Young LLP are expected to be present at the Meeting and available to respond to appropriate questions. They also will have the opportunity to make a statement if they desire to do so.

        The Company is asking its stockholders to ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm. Although ratification is not required by the Company's by-laws or otherwise, the board of directors is submitting the selection of Ernst & Young LLP to the Company's stockholders for ratification because the Company values its stockholders' views on the Company's independent registered public accounting firm and as a matter of good corporate practice. In the event that the Company's stockholders fail to ratify the selection, it will be considered as a direction to the board of directors and the audit committee to consider the selection of a different firm. Even if the selection is ratified, the audit committee in its discretion may select a different independent registered public accounting firm, subject to ratification by the board of directors, at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

        The board of directors unanimously recommends a vote FOR the ratification of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal year 2014.

 Audit and Non-Audit Fees

        The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company's annual financial statements for fiscal year 2013 and fiscal year 2012, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	Fiscal Year 2013	Fiscal Year 2012
Audit fees(1)	$716,931	$645,000
Audit-related fees(2)	27,500	—
Tax fees(3)	146,500	173,000
All other fees	—	—

Total	$890,931	$818,000

(1)
Audit work performed in connection with the annual financial statements and the effectiveness of the Company's internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, the reviews of unaudited quarterly financial statements, and work generally only the independent registered public accounting firm can reasonably provide, such as consents and review of documents filed with the SEC.

(2)
Audit-related fees include consultation services for internal control reviews in fiscal year 2013.

(3)
Professional services related to tax compliance and reporting, including preparation of federal, state and local income tax returns, and supporting other tax-related regulatory requirements.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

        Consistent with SEC policies regarding auditor independence, the audit committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the audit committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

        Prior to engagement of the independent registered public accounting firm for the next year's audit, management will submit a list of services and related fees expected to be rendered during that year within each of four categories of services to the audit committee for approval: (i) audit, (ii) audit-related, (iii) tax and (iv) other services.

        The fees are budgeted, and the audit committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm.

        The audit committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting.

Audit Committee Report

        In accordance with its written charter adopted by the board of directors, the audit committee assists the board of directors in fulfilling its oversight responsibilities with respect to the accounting and financial reporting processes of the Company, including its internal control over financial reporting. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control. The Company's independent registered public accounting firm, Ernst & Young LLP, is responsible for auditing the financial statements and expressing an opinion as to their conformity with generally accepted accounting principles, reviewing the unaudited quarterly financial statements and auditing and expressing an opinion on the effectiveness of the Company's internal control over financial reporting.

        During fiscal year 2013, the audit committee met and held discussions with management and the independent registered public accounting firm and independently as a committee. Management represented to the audit committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements as of and for the year ended February 1, 2014 with management and the independent registered public accounting firm, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addition, the audit committee reviewed and discussed with management and the Company's independent registered public accounting firm both management's annual report on internal control over financial reporting and the report of the independent registered public accounting firm thereto. The audit committee discussed with the independent registered public accounting firm all matters required to be discussed by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T.

        In addition, the audit committee has also received from the independent registered public accounting firm the written disclosures regarding the auditors' independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent auditors, the independent auditors' independence. The audit committee also has considered whether the independent registered public accounting firm's provision of non-audit services to the Company is compatible with the auditors' independence. The audit committee has concluded that the independent registered public accounting firm, Ernst & Young LLP, is independent from the Company and its management.

        The audit committee discussed with the Company's independent registered public accounting firm the overall scope and plans for its integrated audit of the Company's financial statements and internal control over financial reporting. In addition, the audit committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

        In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended February 1, 2014, for filing with the Securities and Exchange Commission. The audit committee has selected, and the board of directors has ratified as the Company's independent registered public accounting firm, Ernst & Young LLP.

James O. Egan (Chair)
Bodil M. Arlander
David H. Edwab

EXECUTIVE OFFICERS

        The following table sets forth the name, age and principal position of each of the Company's executive officers:

Name	Age	Position
Gregory J. Scott	51	Chief Executive Officer and Director
Sheamus Toal	44	Executive Vice President, Chief Financial Officer
Laura Weil	57	Executive Vice President, Chief Operating Officer
Faeth Bradley	43	Executive Vice President, Human Resources
Kevin L. Finnegan	61	Executive Vice President, Global Sales

        See the table under "Nominees for Director" for the past business experience of Gregory J. Scott.

        Sheamus Toal was named Executive Vice President, Chief Financial Officer in October 2008. Mr. Toal previously served as Executive Vice President, Chief Accounting Officer of the Company since April 2008 and had served as the Company's Senior Vice President, Chief Accounting Officer since 2007. Mr. Toal has also served as the Company's Vice President, Controller and Treasurer and has been designated as its Principal Accounting Officer since 2004. Prior to his employment with the Company, Mr. Toal was Vice President and Controller of Footstar, Inc. (a specialty retailer) from 2002 to 2004 and was its Controller from 2001 to 2002. Prior to that, Mr. Toal served in a variety of senior financial management positions with Standard Motor Products, Inc. from 1997 to 2001. Mr. Toal began his career with KPMG LLP where he served in various roles, including a management level position within KPMG's Manufacturing, Retail and Distribution Group. Mr. Toal holds a B.S. in Accounting from St. John's University. Mr. Toal is a Certified Public Accountant in the state of New York.

        Laura Weil was named Executive Vice President and Chief Operating Officer in June 2012, having previously served as an Executive Consultant since February 2012. Ms. Weil was the Chief Executive Officer of Ashley Stewart LLC, a privately-held retailer, from 2010 to 2011. Ms. Weil was the Chief Executive Officer of Urban Brands, Inc., a privately-held apparel retailer, from 2009 to 2010. Urban Brands, Inc. filed for Chapter 11 bankruptcy protection in September 2010. Ashley Stewart LLC, the retail chain operated by Urban Brands, Inc., emerged from bankruptcy in October 2010. Ms. Weil was the Chief Operating Officer and Senior Executive Vice President of AnnTaylor Stores Corporation, a women's apparel company, from 2005 to 2006. From 1995 to 2005, she was the Chief Financial Officer and Executive Vice President of American Eagle Outfitters, Inc., a clothing retailer. Ms. Weil currently serves on the board of directors of the publicly-traded company Carnival Corporation. Ms. Weil holds a B.A. degree in Art History and Government from Smith College and an M.B.A degree in Finance and Marketing from Columbia University.

        Faeth Bradley was named Executive Vice President, Human Resources in December 2011. From 2004 to 2011, Ms. Bradley was with Coach, a specialty retailer of modern classic American accessories, where she served as Division Vice President, Human Resources, from 2007 to 2011. Ms. Bradley's prior professional experience includes various Human Resources leadership roles for Sallie Mae, XO Communications and Alcatel. Ms. Bradley started her career at Freddie Mac. Ms. Bradley has more than 20 years of experience in Human Resources and holds a M.S. from Virginia Tech and a bachelor's degree from George Mason University.

        Kevin L. Finnegan was named Executive Vice President, Global Sales in April 2009, after holding the position of Executive Vice President, National Sales & Global Business Leader since June 2008. Mr. Finnegan joined New York & Company, Inc. in 2001 as Executive Vice President, National Sales Leader. Prior to that, Mr. Finnegan was employed with the Gap, Inc. for 10 years and also worked at Saks, Inc. Mr. Finnegan holds a B.S. in Accounting from Fordham University. He currently serves as an officer of Brooklyn Jesuit Prep in Crown Heights, Brooklyn.

SECURITIES OWNERSHIP OF OFFICERS, DIRECTORS AND OWNERS OF 5%
OR MORE OF THE COMPANY'S COMMON STOCK

        The following table sets forth information known to the Company with respect to the beneficial ownership of its common stock as of April 21, 2014. The table reflects the beneficial ownership by (i) each stockholder known by the Company to own beneficially more than 5% of its common stock, (ii) each executive officer listed in the Summary Compensation Table, (iii) each of its directors, and (iv) all of its directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC. Such rules provide that in calculating the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options and certain other equity instruments held by that person that are currently exercisable or that will become exercisable within 60 days after April 21, 2014 are deemed to be outstanding.

Name of beneficial owner	Amount and nature of beneficial ownership(1)		Percent of class(1)
Gregory J. Scott	1,050,000	(2)	1.6%
Sheamus Toal	291,432	(3)	*
Laura Weil	220,314	(4)	*
Faeth Bradley	155,553	(5)	*
Kevin L. Finnegan	239,757	(6)	*
Bodil M. Arlander	75,568	(7)	*
Jill Beraud	42,543	(8)	*
David H. Edwab	74,921	(9)	*
James O. Egan	50,049	(10)	*
John D. Howard	31,618,972	(11)	49.7%
Grace Nichols	207,772	(12)	*
Michelle Pearlman	36,499	(13)	*
Richard L. Perkal	—	(14)	*
Arthur E. Reiner	149,997	(15)	*
Edmond S. Thomas	44,100	(16)	*
IPC/NYCG LLC	31,618,972	(11)	49.7%
North Run Advisors, LLC	3,995,973	(17)	6.3%
Paradigm Management, Inc	4,039,000	(18)	6.4%
All directors and executive officers as a group (15 persons)	34,257,477		52.8%

*
Less than 1%.

(1)
For purposes of this table, information as to the percentage of shares beneficially owned is calculated based on 63,558,008 shares of common stock outstanding on April 21, 2014. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to its knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise noted, the address of each beneficial owner is 450 W. 33rd Street, 5th Floor, New York, New York, 10001.

Each stock appreciation right ("SAR") included in the table represents the right to receive a payment measured by the increase in the fair market value of one share of common stock from the date of grant of the SAR to the date of exercise of the SAR. Upon exercise the SARs will be settled in stock.

(2)
Gregory J. Scott—Includes 200,000 shares of restricted stock and 850,000 SARs.

(3)
Sheamus Toal—Includes 57,041 shares of common stock, 34,097 shares of restricted stock, 25,294 vested deferred stock units, 75,000 shares of common stock issuable upon exercise of options, and 100,000 SARs.

(4)
Laura Weil—Includes 112,218 shares of restricted stock, 8,096 vested deferred stock units, and 100,000 SARs.

(5)
Faeth Bradley—Includes 40,757 shares of common stock, 62,218 shares of restricted stock, 2,578 vested deferred stock units, and 50,000 SARs.

(6)
Kevin L. Finnegan—Includes 66,372 shares of common stock, 22,218 shares of restricted stock, 2,248 vested deferred stock units, 58,919 shares of common stock issuable upon exercise of options, and 90,000 SARs.

(7)
Bodil M. Arlander—Includes 65,968 shares of common stock and 9,600 shares of restricted stock.

(8)
Jill Beraud—Includes 32,077 shares of common stock and 10,466 shares of restricted stock.

(9)
David H. Edwab—Includes 65,321 shares of common stock and 9,600 shares of restricted stock.

(10)
James O. Egan—Includes 37,584 shares of common stock and 12,465 shares of restricted stock.

(11)
John D. Howard—John D. Howard is employed by Irving Place Capital, a broker/dealer. Mr. Howard, by virtue of his status as the sole member of JDH Management, LLC, and Irving Place Capital ("IPC"), may be deemed to share beneficial ownership of shares owned of record by IPC and IPC/NYCG LLC. Mr. Howard and IPC share investment and voting power with respect to shares owned by IPC and IPC/NYCG LLC, but disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein. IPC/NYCG LLC is an affiliate of, and is controlled by, IPC, a broker/dealer. IPC/NYCG LLC acquired its shares of common stock for resale in the original acquisition transaction with Limited Brands on November 27, 2002. The business address for Mr. Howard and each of the entities identified in this footnote is 745 Fifth Avenue—7th Floor, New York, New York 10151.

(12)
Grace Nichols—Includes 131,638 shares of common stock, 24,000 shares of restricted stock, 42,134 vested deferred stock units, and 10,000 shares of common stock issuable upon exercise of options.

(13)
Michelle Pearlman—Includes 26,033 shares of common stock and 10,466 shares of restricted stock.

(14)
Richard L. Perkal—Mr. Perkal is employed by Irving Place Capital, a broker/dealer. His address is 745 Fifth Avenue—7th Floor, New York, New York, 10151.

(15)
Arthur E. Reiner—Includes 130,397 shares of common stock and 9,600 shares of restricted stock. Also includes 500 shares, 4,750 shares, and 4,750 shares, indirectly beneficially owned by the Arthur Reiner Revocable Trust, the Deborah Reiner 2003 Trust, and the Melissa Greener 2003 Trust, respectively. Mr. Reiner disclaims beneficial ownership of the shares owned by these Trusts, except to the extent of his pecuniary interest therein.

(16)
Edmond S. Thomas—Includes 28,500 shares of common stock and 15,600 shares of restricted stock.

(17)
This information is based on a Schedule 13G filed on February 14, 2014. North Run Advisors, LLC has shared voting power and shared dispositive power over 3,995,973 shares. The address of North Run Advisors, LLC is One International Place, Suite 2401 Boston, MA 02110.

(18)
This information is based on a Schedule 13G filed on February 14, 2014. Paradigm Management, Inc. has sole voting power and sole dispositive power over 4,039,000 shares. The address of Paradigm Management, Inc. is Nine Elk Street, Albany, NY 12207.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent (10%) of the New York & Company outstanding common stock, to file with the SEC an initial report of ownership and report changes in ownership of common stock.

        Based on the Company's records and other information, including written representations, the Company believes that during the fiscal year ended February 1, 2014 the Company's directors and executive officers satisfied all filing requirements under Section 16(a) in a timely manner, except for one late filing for Mr. Scott and one late filing for Ms. Bradley.

COMPENSATION COMMITTEE REPORT

        The compensation committee has reviewed and discussed with management the disclosures contained in the "Compensation Discussion and Analysis" section of this Proxy Statement. Based upon this review and its discussions, the compensation committee has recommended to the Company's board of directors that the "Compensation Discussion and Analysis" section be included in the Company's 2014 Proxy Statement.

Arthur E. Reiner (Chair)
Jill Beraud
Grace Nichols
Edmond S. Thomas

EXECUTIVE COMPENSATION

        The purpose of the "EXECUTIVE COMPENSATION" section of this Proxy Statement is to present clear and concise disclosure of all plan and non-plan compensation awarded to, earned by, or paid to the "named executive officers," defined as: (i) the Company's Chief Executive Officer; (ii) the Company's Chief Financial Officer; (iii) the three most highly compensated executive officers other than the Chief Executive Officer and the Chief Financial Officer who were serving as executive officers as of February 1, 2014, the end of fiscal year 2013; and (iv) up to two additional individuals who would have been one of the three most highly compensated executive officers other than the Chief Executive Officer or Chief Financial Officer, but were not serving as an executive officer as of February 1, 2014.

        The Company's named executive officers as of February 1, 2014 are as follows:

Name	Principal Position
Gregory J. Scott	Chief Executive Officer
Sheamus Toal	EVP, Chief Financial Officer
Laura Weil	EVP, Chief Operating Officer
Faeth Bradley	EVP, Human Resources
Kevin Finnegan	EVP, Global Sales

Compensation Discussion and Analysis

Executive Summary of Fiscal Year 2013 Operating Performance

        Throughout fiscal year 2013, the Company remained focused on its strategic initiatives—the Company's six keys to success, as outlined in the beginning of fiscal year 2013. These include: maximizing sales and profitability, particularly during peak traffic times of the year; increasing marketing efforts to grow traffic in stores and on-line; maintaining dominance in the Company's wear-to-work assortment, while redefining its casual assortment; improving average unit cost; optimizing the Company's real estate portfolio; and expanding its eCommerce and Outlet businesses.

        The Company's operating results for fiscal year 2013 are summarized below:

  •
  Comparable store sales increased 1.1% for fiscal year 2013 versus an increase of 0.1% in fiscal year 2012.

  •
  The Company's eCommerce and Outlet channels continued to expand, experiencing a 14% and 20% increase in net sales, respectively, as compared to fiscal year 2012.

  •
  The Company opened seven new Outlet stores and one New York & Company location, closed 20 stores, and remodeled seven existing stores, including its location in Columbia, Maryland, where the Company debuted its new 'Store of the Future' design, ending the year with 507 stores, including 51 Outlet stores and 2.6 million selling square feet.

  •
  Gross profit increased to 28.1% of net sales, as compared to 27.4% of net sales, in fiscal year 2012. On a non-GAAP basis, the Company's adjusted gross profit as a percentage of net sales in fiscal year 2012 was 27.1%.

  •
  Net income was $2.4 million, or $0.04 per diluted share, as compared to net income of $2.1 million, or $0.03 per diluted share in fiscal year 2012. On a non-GAAP basis, the Company's adjusted net loss in fiscal year 2012 was $2.2 million, or $0.04 per diluted share.

  •
  The Company ended fiscal year 2013 with cash and cash equivalents of $69.7 million, working capital of $52.4 million and availability under its revolving credit facility of $37.1 million.

Executive Summary of Fiscal Year 2013 Compensation

        During fiscal year 2013, under the direction of the compensation committee (the "committee"), the following key decisions related to executive compensation were made:

  •
  Peer Group Review.  With the assistance of the committee's independent consultant, Hay Group, the committee reviewed the peer group used for compensation benchmarking to ensure it is comprised of an appropriate comparator group of fashion retailers.

  •
  Base Salary.  Considering the base salaries for executive officers at the Company's peer group, the Company's operating results and executive performance, among other factors, in fiscal year 2013, certain executive officers received merit increases during the third quarter of fiscal year 2013. Mr. Toal and Ms. Bradley received modest base salary increases, while Mr. Scott, Ms. Weil and Mr. Finnegan's base salaries remained unchanged.

  •
  Incentive Compensation.  Due to the Company's improved operating results during fiscal year 2013, the Company's executive officers earned bonuses under the Company's Incentive Compensation Plan (the "IC Plan"), as described below in "Compensation Components."

  •
  Share-based Awards.  During fiscal year 2013, the committee approved equity grants to executive officers consisting of stock appreciation rights ("SARs") that become exercisable over a three-year period and restricted stock to executive officers that vest on the third anniversary of the grant date. The SARs, which are similar to stock options, will only provide value to executives if the stock price appreciates over the expected term of the award. Mr. Scott, the Company's Chief Executive Officer, was also issued performance-based awards, which were not earned due to the operating income targets for fiscal year 2013 not being met. While the Company does not ordinarily impose holding requirements on awards to its executive officers subsequent to such awards vesting, the Company believes that a three-year vesting period provides an inherent holding requirement.

  •
  Benefits & Perquisites.  Executive officers participate in the Company's benefit plans on the same basis as most other Company associates, but also receive enhanced disability and life insurance and reimbursement for eligible medical expenses not covered by the Company's benefit plan. The Company generally does not provide additional perquisites for its executive officers.

Compensation Philosophy

        The executive compensation program of the Company has been designed to motivate, reward, attract, and retain the management deemed essential to the success of the Company. The program seeks to align executive compensation with Company objectives, business strategy, and financial performance. In applying these principles, the Company seeks to:

  •
  Align pay and performance—Provide the majority of executives' compensation opportunity through short- and long-term incentive compensation;

  •
  Drive strong business results—Support the Company's business goals of fostering profitable growth and increasing stockholder value;

  •
  Focus on long-term stockholder return—Align the interests of executives and stockholders through the use of equity compensation;

  •
  Support teamwork—Promote alignment and collaboration across corporate functions by rewarding team performance and ensuring that the Company's executives share in the success they create; and

  •
  Attract strong talent—Attract, retain and motivate high-performing executives.

The Company's Executive Compensation Practices Include:

  •
  Paying for performance—The Company provides the majority of executives' compensation opportunity through short and long-term incentive compensation. Incentives are designed to align executive compensation with the achievement of the Company's business strategy and long-term growth initiatives.

  •
  Balancing Short-Term and Long-Term Incentives—The Company believes its incentive programs provide an appropriate balance between short- and long-term incentives, as well as cash and equity.

  •
  Receiving strong shareholder support—At the Company's 2011 Annual Meeting of Stockholders, over 81% of the votes cast on the advisory "Say-on-Pay" proposal were in favor of the Company's executive compensation. In addition, the Company's stockholders voted to have the Company hold an advisory vote on executive compensation every three years. The Company considers the 2011 votes to indicate strong approval of its compensation philosophy. As such, the Company has maintained the same philosophy and continued to apply the principles described above in designing and implementing the Company's compensation programs.

  •
  Requiring 10b5-1 trading plans—The Company requires each of its executive officers to enter into a written plan for the automatic trading of securities in accordance with Exchange Act Rule 10b5-1.

  •
  Engaging an independent compensation consulting firm—The compensation committee engaged Hay Group as its independent consultant. Hay Group does not provide any other consulting services to the Company.

  •
  Reviewing peer group comparison—The compensation committee annually reviews the Company's peer group for appropriateness.

  •
  Assessing pay competitiveness—The compensation committee annually reviews the Company's peer pay information provided by Hay Group to benchmark compensation levels, as well as short- and long-term incentive plan designs.

The Company's Executive Compensation Practices Do Not Include:

  •
  Entering into employment contracts of defined length or multi-year guarantees for base salary increases, bonuses or equity compensation

  •
  Allowing equity grants below 100% fair market value

  •
  Permitting executives to engage in hedging transactions of the Company's stock

  •
  Repricing options without shareholder approval

  •
  Grossing up taxes on perquisites or benefits, other than on relocation related payments that are business-related

  •
  Providing excessive perquisites or benefits to our executives

 Establishing Compensation

        The board of directors has delegated authority to the committee with respect to the Company's overall compensation policy for senior management, granting authority to establish the annual salary and incentive compensation targets, including cash bonuses and share-based awards, for the Chief Executive Officer and the Chief Financial Officer, and to approve the compensation structure for the other executive officers of the Company based upon the committee's review of the Chief Executive Officer's recommendations.

        Twice each year, the Chief Executive Officer evaluates the performance of the other executive officers against their established goals and objectives. Annually, the Chief Executive Officer uses the results of these evaluations, in partnership with the Executive Vice President of Human Resources, to determine compensation packages for the other executive officers to be recommended for approval by the committee. The committee meets in executive session annually, typically in May, to evaluate the recommended compensation for the executive officers, and to establish their base salaries, cash incentive compensation, and share-based incentive compensation to be effective in the third fiscal quarter of the current year. The Chief Executive Officer and/or Executive Vice President of Human Resources may request a meeting with the committee at an interim date to review the compensation package of an executive officer in the event of organizational or responsibility changes, retention risks or new hires that occur during the year.

        In determining compensation components and levels, the committee considers the scope of the executive's responsibility; the Company's overall performance; the executive's overall performance and future potential; the cash, equity and total compensation paid by competitors to employees in comparable positions; and the executive's past earnings and earning potential resulting from previously acquired common stock and share-based incentives.

Compensation Benchmarking and Consultants

        The committee believes that information regarding pay practices at other companies is useful in two respects. First, the committee recognizes that its compensation practices must be competitive in the marketplace in order to attract and retain executives. Second, this marketplace information, among the other aforementioned factors, is considered by the committee to assess the reasonableness of compensation.

        The committee engaged Hay Group for executive compensation consulting services to assist in the review of the Company's compensation practices and programs for fiscal year 2013. Hay Group provided the committee with survey benchmarks and peer group benchmarks, where available, for annual cash compensation and share-based compensation paid to executive officers and directors. In addition, Hay Group provided an analysis of board of director compensation and an overview of executive officer compensation trends in the retail industry and among a peer group of companies. The survey benchmarks were selected from Hay Group's proprietary Retail Survey.

        The Company supplements the survey benchmarks with peer group benchmarks, where available. The peer companies selected generally meet one or more of the following criteria: apparel retailers that compete for the Company's talent, have similarly sized stores, are multi-state operators, are similar in size with revenues ranging from approximately one-half of to two times the Company's revenues, and/or have the same or similar customer bases. While the Company strives to maintain consistency in the peer group to enhance credibility of the comparisons, the composition of the group is reviewed annually to ensure that changes in the competitive landscape and the peers' businesses are considered.

        The peer group companies used in this year's review were:

• Ann Inc.	• Destination Maternity Corporation
• Bebe Stores, Inc.	• Express, Inc.
• The Buckle, Inc.	• Jos. A Bank Clothiers, Inc.
• The Cato Corporation	• Pacific Sunwear of California, Inc.
• Chico's FAS, Inc.	• rue21, Inc.
• The Children's Place Retail Stores, Inc.	• Wet Seal, Inc.
• Christopher & Banks Corporation	• Zumiez, Inc.
• Coldwater Creek, Inc.

        The Company uses this information and the information regarding compensation practices at other companies to assist in determining an overall compensation level, including mix of compensation types, that it deems competitive and appropriate. The Company generally targets cash compensation for executive officers, including base salary and cash incentive compensation, to be between the 25th to 50th percentiles of total cash compensation of their peers. This percentile varies among executive officers and may be above or below the target depending on the factors discussed above regarding the determination of compensation components and compensation levels for executive officers, as well as to ensure the retention of key executives in the highly competitive retail market.

Compensation Components

        The Company's executive officer compensation includes both short-term and long-term components. Short-term compensation consists of an executive officer's annual base salary and annual cash incentive compensation. Long-term compensation may include grants of stock options, restricted stock, SARs or other share-based incentives and cash incentive compensation established by the Company, as determined by the board of directors.

        Allocation of Compensation Components.    There is no pre-established policy for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the committee reviews information provided by its compensation consultants and other sources to determine the appropriate level and mix of incentive compensation. Income from such incentive compensation is realized as a result of the performance of the Company or the individual, depending on the type of award, compared to established goals. In general, however, the majority of the compensation delivered to the named executive officers is variable and based on company performance. For fiscal year 2013, variable compensation based on performance represented 78% of the chief executive officer's total target compensation and 52% of the average total target compensation for the other named executive officers.

        The target allocation of compensation components for the Chief Executive Officer and for the average of the other named executive officers for fiscal year 2013 was as follows:

        Annual Base Salary.    The committee determines base salaries for executives and periodically reviews the base salaries of its executive officers and approves adjustments, as appropriate, based on the factors discussed above. For the amount of base salary earned by each named executive officer during fiscal year 2013, refer to the "Summary Compensation Table" in this Proxy Statement.

        Incentive Compensation Plan.    The Company's IC Plan provides its senior management with bonuses linked to the seasonal financial results of the business. Compensation earned under the IC Plan will generally be paid in cash; however, the committee may in its discretion grant equity based awards under the Company's Amended and Restated 2006 Long-Term Incentive Plan, and on such terms as are determined by the committee. Target spring, fall and full year bonus levels are established for each executive participating in the program (as a percentage of base salary) with a target bonus attained if the Company achieves the target operating income goals approved by the committee for the spring, fall and full year bonus periods. The target bonuses are set based on each executive's scope of responsibility and impact on the performance of the Company. Each fiscal year the committee approves minimum, target and maximum operating income goals that provide executives with the incentive to drive increases in net sales and gross margin, to control expenses and to increase stockholder value. If operating income falls below the minimum threshold, no incentive compensation is paid. If the operating income achieved is between the minimum threshold and the target goal, executives can earn between 20% and 100% of their target bonus. If the operating income achieved is between the target and the maximum goals, executives can earn between 100% and 200% of their target bonus.

        When considering what the minimum, target and maximum operating income (loss) goals should be for fiscal year 2013, the committee considered the Company's fiscal year 2012 actual operating results, the continued uncertainty in the macroeconomic environment and its effect on consumers' spending on the Company's merchandise, and the Company's strategies for improving operating results in the future and the planned timing of the execution of such strategies.

        For fiscal year 2013, the committee approved the following minimum, target and maximum operating (loss) income goals:

(Amounts in thousands)	Minimum	Target	Maximum	Bonus Period Allocation	Actual Payout % Earned
Spring 2013	$(5,000)	$3,300	$6,000	25%	58%
Fall 2013	$3,000	$4,300	$9,500	25%	88%
Full Year 2013	$(2,000)	$7,600	$15,500	50%	62%

        The Company's operating (loss) income for spring 2013, fall 2013 and full year 2013 was $(1.0) million, $4.1 million and $3.1 million, respectively.

        The bonuses earned by each of the named executive officers during fiscal year 2013 under the Company's IC Plan are as follows:

	Spring 2013	Fall 2013	Full Year 2013	Total IC Bonus(1)
Gregory J. Scott	$127,600	$193,600	$272,800	$594,000
Sheamus Toal	$41,325	$62,700	$88,351	$192,376
Laura Weil	$52,200	$79,200	$111,600	$243,000
Faeth Bradley	$22,838	$38,500	$54,250	$115,588
Kevin L. Finnegan	$43,500	$66,000	$93,000	$202,500

(1)
The amounts in the "Total IC Bonus" column for Mr. Toal, Ms. Weil, Ms. Bradley, and Mr. Finnegan includes $48,094, $36,450, $11,559, and $10,125, respectively, that the executives elected to defer under the Company's Management Stock Purchase Plan ("MSPP") as discussed below.

        The Company offers its senior management the ability to participate in the Company's MSPP, which works in tandem with the IC Plan. The purpose of the MSPP is to encourage the Company's senior management to have more ownership of the Company's stock, aligning senior management's interests with shareholders' interests, while increasing retention of key employees. The MSPP provides senior management with the opportunity to defer up to 25% of their bonus earned under the IC Plan each fiscal year in exchange for a grant of vested deferred stock units under the Company's Amended and Restated 2006 Long-Term Incentive Plan. The minimum deferral period is for three years. Deferral elections must be made by December 31st of the year prior to the fiscal year that the deferral election applies to and are irrevocable. The Company will match, dollar-for-dollar, the amount of incentive compensation deferred with an additional grant of unvested deferred stock units. The matching unvested deferred stock units granted by the Company cliff vest on the third anniversary of the grant date, subject to continued employment with the Company.

        Amended and Restated 2006 Long-Term Incentive Plan.    The Company's board of directors and stockholders originally approved the 2006 Long-Term Incentive Plan, as amended (the "2006 Plan) on May 3, 2006, and June 21, 2006, respectively. The 2006 Plan has been amended and approved by stockholders from time to time to, among other things, increase the number of shares available for issuance. The aggregate number of shares of the Company's common stock that may be issued under the 2006 Plan is 8,668,496 shares, and the maximum number of shares which may be used for awards other than stock options or SARs is 3,750,000 shares. These shares may be in whole or in part authorized and unissued or held by the Company as treasury shares.

        Amended and Restated 2002 Stock Option Plan.    The Company originally adopted the 2002 Stock Option Plan on November 27, 2002 and approved the Amended and Restated 2002 Stock Option Plan

(the "2002 Plan") to become effective on October 13, 2004. As of November 27, 2012, the 2002 Plan expired and no new awards may be issued from the 2002 Plan.

        The principal purpose of both the 2002 Plan and the 2006 Plan is to promote the long-term growth and profitability of the Company and its subsidiaries by (a) providing executive officers, as well as other key employees, non-employee directors of the Company, and consultants to the Company with incentives to maximize stockholder value and otherwise contribute to the success of the Company and (b) enabling the Company to attract, retain and reward the best available persons for positions of responsibility. Certain awards may be conditioned on the Company achieving certain performance goals that are based on one or more performance measures including, among others: revenue growth, earnings per share, EBITDA, operating income, net income, return on equity, return on invested capital and return on net assets. The committee will determine the conditions at the time of the grant.

        The grant date for all share-based awards the Company issues is a date on or after the date the committee approves the terms of the award and, in the case of a new hire, on or after the new hire start date. The exercise price, if applicable, for all share-based awards is equal to the Company's closing stock price listed on the NYSE on their respective grant dates.

        During fiscal year 2013, the committee approved share-based awards to be granted to its senior management team in an effort to promote the long-term growth and profitability of the Company, as well as retain and motivate the Company's senior management. All awards granted to the named executive officers during fiscal year 2013 are as follows:

	Stock Appreciation Rights(1)	Restricted Stock(1)	Performance Units(1)	Deferred Stock Units(2)
Gregory J. Scott	400,000	100,000	100,000	—
Sheamus Toal	67,050	14,097	—	18,476
Laura Weil	67,050	12,218	—	2,756
Faeth Bradley	67,050	12,218	—	802
Kevin L. Finnegan	67,050	12,218	—	764

(1)
Mr. Scott was awarded 100,000 performance units and 200,000 performance-based SARs that were set to vest subject to the Company achieving between minimum and target operating income goals for fiscal year 2013, and Mr. Scott's continued employment with the Company. If the Company achieved between the minimum and target operating income goals for fiscal year 2013, between 40,000 and 200,000 performance-based SARs and between 20,000 and 100,000 performance units would have vest ratably through March 2016. The Company achieved operating income for fiscal year 2013 below the minimum goal and as such all of the performance units and performance-based SARs were cancelled.

In addition, Mr. Scott was granted 100,000 shares of restricted stock that vest on August 26, 2016 and 200,000 SARs that become exercisable as follows: 25% on August 26, 2014, 25% on August 26, 2015, and 50% on August 26, 2016.

Mr. Toal, Ms. Weil, Ms. Bradley, and Mr. Finnegan were granted restricted stock that vest on August 26, 2016 and SARs that become exercisable as follows: 25% on August 26, 2014, 25% on August 26, 2015, and 50% on August 26, 2016.

(2)
Mr. Toal, Ms. Weil, Ms. Bradley and Mr. Finnegan each deferred a portion of their bonuses earned under the Company's IC Plan and were granted deferred stock units under the Company's MSPP during fiscal year 2013, of which 50% of the units reported in the table above for each executive represents the executive's elected deferral and were immediately vested and 50% of the units represent the Company's match under the MSPP and vest on the third anniversary of the grant date.

        The Company has adopted a policy which prohibits directors, executive officers and certain other key financial employees from engaging in transactions designed to hedge against the economic risks associated with an investment in the Company's common stock. These individuals may not engage in the purchase or sale of put and call options, short sales and other hedging transactions designed to minimize the risk of owning the Company's common stock.

        Other Cash Incentive Compensation.    From time to time, the Chief Executive Officer, in partnership with the Executive Vice President of Human Resources, may propose to the committee cash incentive compensation for an executive officer, which may be subject to time and/or performance requirements, to recruit, retain, reward or provide additional performance incentives to executives, among other reasons.

        All Other Compensation.    Each executive officer is eligible to participate in the Company's benefit plans, such as medical, dental, disability, group life and business travel life insurance. Executive officers participate in the benefit plans on the same basis as most other Company associates, but also receive enhanced disability and life insurance and reimbursement for eligible medical expenses not covered by the Company's benefit plan.

        The Company contributes to a defined contribution savings and retirement plan (the "SARP") qualifying under section 401(k) of the Internal Revenue Code. Participation in the SARP is available to all non-union, and certain union, affiliated associates who have completed 1,000 or more hours of service with the Company during certain twelve-month periods and have attained the age of 21. Participants can contribute up to 100% of their pay to the SARP, subject to Internal Revenue Service limits. The Company matches 100% of the employee's contribution up to a maximum of 4% of the employee's eligible pay. The Company match is immediately vested.

Employment Agreements—Termination, Change in Control and Non-Compete/Non-Solicitation Arrangements

        The Company has entered into letter agreements of employment with Mr. Scott, Mr. Toal, Ms. Weil, Ms. Bradley, and Mr. Finnegan. Under the terms of these agreements, Mr. Scott, Mr. Toal, Ms. Weil, Ms. Bradley, and Mr. Finnegan are currently entitled to annual base salaries of $800,000, $475,000, $600,000, $350,000 and $500,000, respectively, which the committee, at any time, may increase or decrease based on the executives' and the Company's performance, among other pertinent factors. Mr. Scott, Mr. Toal, Ms. Weil, Ms. Bradley, and Mr. Finnegan are also entitled to participate in the Company's employee benefit plans, equity incentive compensation plans and IC Plan, which provides for performance-based bonuses (currently 110%, 60%, 60%, 50% and 60% of base salary, respectively).

        Each of Mr. Scott, Mr. Toal, Ms. Weil, Ms. Bradley, and Mr. Finnegan is entitled to receive termination payments and other benefits from the Company following termination of employment by the Company without cause or by reason of disability or death, and in Ms. Weil's case following her decision to resign for good reason. In addition, Mr. Scott is entitled to receive termination payments from the Company following his voluntary resignation from the Company, subject to his continued observance of the covenants, including non-compete and non-solicitation clauses, contained in his letter agreement of employment. In accordance with certain of the executives' share-based payment agreements, in the event that the Company consummates a transaction whereby a third party (a) acquires outstanding common stock of the Company possessing the voting power to elect a majority of the members to the Company's board of directors or (b) acquires assets constituting all or substantially all of the assets of the Company, regardless of whether or not the executive is terminated, the executives' unvested share-based awards will immediately vest. If necessary to prevent such executive officers from being subject to tax under Section 409A of the Internal Revenue Code, any payments made under their letter agreements of employment will not be paid until six months after employment termination. Refer to the "Potential Payments Upon Termination or Change in Control"

section of this Proxy Statement for further discussion of the termination payments. Mr. Scott, Mr. Toal, and Ms. Bradley have agreed to be bound by a 12 month non-compete provision upon voluntary resignation or termination for cause, and a 12 month non-solicitation provision. Ms. Weil has agreed to be bound by a six month non-compete provision upon voluntary resignation or termination for cause within two years of her start date as Chief Operating Officer (June 28, 2012) with the Company, and a 12 month non-compete provision thereafter. Ms. Weil has agreed to be bound by a 12 month non-solicitation provision. Mr. Finnegan has agreed to be bound by an 18 month non-compete provision upon voluntary resignation or termination for cause, and an 18 month non-solicitation provision.

Accounting and Tax Treatment

  Accounting Treatment

        The Company accounts for share-based payment awards in accordance with ASC 718 which requires that all forms of share-based payments be treated as compensation expense and recognized in the Company's consolidated statement of operations over the vesting period.

        Cash compensation or non-equity compensation, including base salary and incentive compensation, is recorded as an expense with an offsetting liability in the Company's consolidated financial statements as it is earned.

        The Company accounts for income taxes in accordance with FASB ASC Topic 740, "Income Taxes."

  Tax Treatment

        As part of its role, the committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals, not including qualifying incentive-based compensation. The Company believes that compensation paid under the management incentive plans is generally fully deductible for federal income tax purposes. However, in certain situations, the committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

        Certain Other Tax Issues.    In addition to the matters described above, (i) any entitlement to a tax deduction on the part of the Company is subject to applicable federal tax rules (including, without limitation, Section 162(m) of the Internal Revenue Code regarding the $1,000,000 limitation on deductible compensation), (ii) the exercise of an incentive stock option may have implications in the computation of alternative minimum taxable income, (iii) certain awards under the Company's equity compensation plans may be subject to the requirements of Section 409A of the Internal Revenue Code (regarding nonqualified deferred compensation), and (iv) if the exercisability or vesting of any option or certain other awards is accelerated because of a change in control, such option or award (or a portion thereof), either alone or together with certain other payments, may constitute non-deductible excess parachute payments under Section 280G of the Internal Revenue Code, which may be subject to a 20% excise tax on participants. Officers and directors of the Company subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, may be subject to special tax rules regarding the income tax consequences concerning their options.

 Summary Compensation Table

        The following table summarizes, for the fiscal years indicated, the principal components of compensation for the Company's named executive officers. The compensation set forth below fully reflects compensation for work performed on the Company's behalf.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Gregory J. Scott	2013	800,000	—	1,064,000	1,044,000	594,000	—	21,360	3,523,360
Chief Executive Officer	2012	815,385	—	1,095,000	460,000	776,600	—	14,257	3,161,242
	2011	775,000	—	1,234,000	806,000	210,000	—	11,543	3,036,543
Sheamus Toal	2013	462,500	—	118,564	175,000	192,376	—	18,193	966,633
EVP, Chief Financial Officer	2012	458,654	—	99,325	149,500	238,275	—	20,031	965,785
	2011	405,000	—	106,795	217,000	—	—	19,361	748,156
Laura Weil	2013	600,000	—	72,827	175,000	243,000	—	21,212	1,112,039
EVP, Chief Operating Officer	2012	606,923	—	330,000	95,000	317,700	—	1,162	1,350,785
Faeth Bradley	2013	325,000	—	67,277	175,000	115,588	—	10,937	693,802
EVP, Human Resources	2012	305,769	—	—	—	121,550	—	2,742	430,061
	2011	28,846	—	277,000	184,000	—	—	—	489,846
Kevin L. Finnegan	2013	500,000	—	67,170	175,000	202,500	—	14,745	959,415
EVP, Global Sales	2012	509,615	—	36,500	115,000	264,750	—	12,816	938,681
	2011	500,000	—	51,675	173,600	—	—	13,818	739,093

(1)
Reflects base salary earned for the 52-week fiscal year ended February 1, 2014 ("fiscal year 2013"), the 53-week fiscal year ended February 2, 2013 ("fiscal year 2013") and the 52-week fiscal year ended January 28, 2012 ("fiscal year 2011").

(2)
The amounts in these columns reflect the aggregate grant date fair value of share-based awards issued during fiscal year 2013, fiscal year 2012 and fiscal year 2011, presented in accordance with ASC 718, excluding any estimate for forfeitures. These amounts reflect the grant date fair value and do not represent the actual value that may be realized by the named executive officers. For the relevant assumptions used to determine the valuation of share-based awards for fiscal year 2013, fiscal year 2012, and fiscal year 2011, refer to footnote 9, "Share-Based Compensation," in the Notes to Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for fiscal year 2013, as filed with the SEC on April 15, 2014.

Mr. Scott's stock awards in fiscal years 2013, 2012 and 2011 include performance-based awards of $0.5 million, $0.7 million and $1.2 million, respectively, and his option awards in fiscal year 2013 include performance-based awards of $0.5 million, all of which have since been cancelled due to the Company not achieving the target operating income levels required in order for the awards to vest at the end of their respective performance periods.

(3)
Represents amounts earned under the Company's IC Plan. Refer to the "Compensation Discussion and Analysis" section in this Proxy Statement for further information about the Company's IC Plan. In connection with Mr. Scott's appointment as President of the Company in June 2010, his fall 2010, full year 2010 and spring 2011 bonuses under the Company's IC Plan were guaranteed by the Company to be no less than 100% of his target bonus for each respective bonus period, and as such, Mr. Scott received a $210,000 payment for the spring 2011 bonus period.

Includes the amounts in the table below that the executives elected to defer under the Company's MSPP. Refer to the "Compensation Discussion and Analysis" section in this Proxy Statement for further information about the Company's MSPP.

Name	Year	Deferred under MSPP ($)
Mr. Toal	2013	48,094
	2012	59,569
Ms. Weil	2013	36,450
Ms. Bradley	2013	11,559
Mr. Finnegan	2013	10,125

(4)
The amounts shown in the "All Other Compensation" column are detailed in the following table:

Name	Year	Employer Match to the 401(k) under the Company's SARP ($)	Reimbursement for Relocation Expenses and Living Allowance ($)	Tax Gross Up on Relocation Expense Reimbursements ($)	Reimbursement for Medical Expenses ($)	Total ($)
Mr. Scott	2013	10,200	—	—	11,160	21,360
	2012	9,846	—	—	4,411	14,257
	2011	9,800	625	458	660	11,543
Mr. Toal	2013	10,200	—	—	7,993	18,193
	2012	10,138	—	—	9,893	20,031
	2011	9,737	—	—	9,624	19,361
Ms. Weil	2013	10,200	—	—	11,012	21,212
	2012	—	—	—	1,162	1,162
Ms. Bradley	2013	10,200	—	—	737	10,937
	2012	—	—	—	2,742	2,742
Mr. Finnegan	2013	10,200	—	—	4,545	14,745
	2012	10,000	—	—	2,816	12,816
	2011	9,800	—	—	4,018	13,818

Grants of Plan-Based Awards in Fiscal Year 2013

        The following table provides information relating to all plan-based awards granted to the named executive officers during fiscal year 2013.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or		All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)		Options (#)(5)	Awards ($/Sh)	Awards ($)(6)
Gregory J. Scott	08/26/13	—	—	—	—	100,000	100,000	—		—	—	532,000
	08/26/13	—	—	—	—	200,000	200,000	—		—	5.32	522,000
	08/26/13	—	—	—	—	—	—	100,000	(3)	—	—	532,000
	08/26/13	—	—	—	—	—	—	—		200,000	5.32	522,000
	—	—	880,000	1,760,000	—	—	—	—		—	—	—
Sheamus Toal	03/19/13	—	—	—	—	—	—	14,840	(4)	—	—	66,483
	08/21/13	—	—	—	—	—	—	3,636	(4)	—	—	20,652
	08/26/13	—	—	—	—	—	—	14,097	(3)	—	—	74,996
	08/26/13	—	—	—	—	—	—	—		67,050	5.32	175,000
	—	—	285,000	570,000	—	—	—	—		—	—	—
Laura Weil	08/21/13	—	—	—	—	—	—	2,756	(4)	—	—	15,654
	08/26/13	—	—	—	—	—	—	12,218	(3)	—	—	65,000
	08/26/13	—	—	—	—	—	—	—		67,050	5.32	175,000
	—	—	360,000	720,000	—	—	—	—		—	—	—
Faeth Bradley	08/21/13	—	—	—	—	—	—	802	(4)	—	—	4,555
	08/26/13	—	—	—	—	—	—	12,218	(3)	—	—	65,000
	08/26/13	—	—	—	—	—	—	—		67,050	5.32	175,000
	—	—	175,000	350,000	—	—	—	—		—	—	—
Kevin L. Finnegan	08/21/13	—	—	—	—	—	—	764	(4)	—	—	4,340
	08/26/13	—	—	—	—	—	—	12,218	(3)	—	—	65,000
	08/26/13	—	—	—	—	—	—	—		67,050	5.32	175,000
	—	—	300,000	600,000	—	—	—	—		—	—	—

(1)
At February 1, 2014, the last day of fiscal year 2013, these amounts represent the estimated range of cash bonuses that the executive could have potentially earned for fiscal year 2013 performance under the Company's IC Plan as described in the "Compensation Discussion and Analysis" section of this Proxy Statement.

(2)
In connection with the Company's annual performance review process, Mr. Scott was awarded performance units and performance-based SARs that were set to vest subject to the Company achieving between minimum and target operating income goals for fiscal year 2013, and Mr. Scott's continued employment with the Company. If the Company achieved between the minimum and target operating income goals for fiscal year 2013, between 40,000 and 200,000 performance-based SARs and between 20,000 and 100,000 performance units would have vest ratably through March 2016. The Company achieved operating income for fiscal year 2013 below the minimum goal and as such all of the performance units and performance-based SARs were cancelled.

(3)
In connection with the Company's annual performance review process, Mr. Scott, Mr. Toal, Ms. Weil, Ms. Bradley and Mr. Finnegan were awarded restricted stock which cliff vests on August 26, 2016.

(4)
Mr. Toal, Ms. Weil, Ms. Bradley and Mr. Finnegan each deferred a portion of their bonuses earned under the Company's IC Plan and were granted deferred stock units under the Company's MSPP, of which 50% of the units reported in the table above for each executive represents the executive's elected deferral and were immediately vested and 50% of the units represent the Company's match under the MSPP and vest on the third anniversary of the grant date. For further information regarding the Company's MSPP, please refer to the "Compensation Discussion and Analysis" section in this Proxy Statement.

(5)
In connection with the Company's annual performance review process, Mr. Scott, Mr. Toal, Ms. Weil, Ms. Bradley and Mr. Finnegan were awarded SARs that vest as follows: 25% on August 26, 2014, 25% on August 26, 2015 and 50% on August 26, 2016.

Each SAR referred to above represents the right to receive a payment measured by the increase in the fair market value of one share of common stock from the date of grant of the SAR to the date of exercise of the SAR. Upon exercise the SARs will be settled in stock.

(6)
Represents the aggregate grant date fair value of share-based awards calculated in accordance with ASC 718, excluding any estimate for forfeitures. For the relevant assumptions used to determine the valuation of share-based awards during fiscal year 2013, refer to footnote 9, "Share-Based Compensation," in the Notes to Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for fiscal year 2013, as filed with the SEC on April 15, 2014.

(7)
All share-based awards granted to the named executive officers during fiscal year 2013 are under the Company's 2006 Plan.

 Outstanding Equity Awards at 2013 Fiscal Year-End

        The following table provides information relating to outstanding equity awards held by the named executive officers at fiscal year end, February 1, 2014.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gregory J. Scott	512,500	187,500	—	3.80	06/01/20	—		—	—	—
	100,000	100,000	—	6.17	02/15/21	—		—	—	—
	—	200,000	—	3.65	04/16/22	—		—	—	—
	—	200,000	—	5.32	08/26/23	—		—	—	—
	—	—	—	—	—	100,000		453,000	—	—
	—	—	—	—	—	100,000		453,000	—	—
Sheamus Toal	50,000	—	—	4.74	03/19/18	—		—	—	—
	25,000	—	—	1.46	11/19/18	—		—	—	—
	50,000	—	—	4.79	04/01/20	—		—	—	—
	—	50,000	—	6.89	04/15/21	—		—	—	—
	—	65,000	—	3.65	04/16/22	—		—	—	—
	—	67,050	—	5.32	08/26/23	—		—	—	—
	—	—	—	—	—	15,500		70,215	—	—
	—	—	—	—	—	20,000		90,600	—	—
	—	—	—	—	—	7,192	(3)	32,580	—	—
	—	—	—	—	—	7,420	(3)	33,613	—	—
	—	—	—	—	—	1,818	(3)	8,236	—	—
	—	—	—	—	—	14,097		63,859	—	—
Laura Weil	100,000	—	—	2.79	02/01/15	—		—	—	—
	—	67,050	—	5.32	08/26/23	—		—	—	—
	—	—	—	—	—	100,000		453,000	—	—
	—	—	—	—	—	1,378	(3)	6,242	—	—
	—	—	—	—	—	12,218		55,348	—	—
Faeth Bradley	50,000	50,000	—	2.77	12/27/21	—		—	—	—
	—	67,050	—	5.32	08/26/23	—		—	—	—
	—	—	—	—	—	50,000		226,500	—	—
	—	—	—	—	—	401	(3)	1,817	—	—
	—	—	—	—	—	12,218		55,348	—	—
Kevin L. Finnegan	8,919	—	—	3.28	03/21/17	—		—	—	—
	20,000	—	—	4.74	03/19/18	—		—	—	—
	30,000	—	—	2.86	03/18/19	—		—	—	—
	50,000	—	—	4.79	04/01/20	—		—	—	—
	—	40,000	—	6.89	04/15/21	—		—	—	—
	—	50,000	—	3.65	04/16/22	—		—	—	—
	—	67,050	—	5.32	08/26/23	—		—	—	—
	—	—	—	—	—	7,500		33,975	—	—
	—	—	—	—	—	10,000		45,300	—	—
	—	—	—	—	—	382	(3)	1,730	—	—
	—	—	—	—	—	12,218		55,348	—	—

(1)
Mr. Scott's 187,500 SARs become exercisable on June 1, 2014. Mr. Scott's 100,000 SARs become exercisable on the following dates: 50,000 SARs on February 15, 2014 and 50,000 SARs on February 15, 2015. On April 16, 2012, Mr. Scott was granted 200,000 SARs that become exercisable on April 16, 2015. On August 26, 2013, Mr. Scott was granted 200,000 SARs that become exercisable as follows: 25% on August 26, 2014, 25% on August 26, 2015, and 50% on August 26, 2016.

Mr. Toal was granted 50,000 SARs on April 15, 2011 and 65,000 SARs on April 16, 2012, which become exercisable on April 15, 2014 and April 16, 2015, respectively. On August 26, 2013, Mr. Toal was granted 67,050 SARs that become exercisable as follows: 25% on August 26, 2014, 25% on August 26, 2015, and 50% on August 26, 2016.

Ms. Weil was granted 67,050 SARs on August 26, 2013 that become exercisable as follows: 25% on August 26, 2014, 25% on August 26, 2015, and 50% on August 26, 2016.

  Ms. Bradley's 50,000 SARs become exercisable on the following dates: 25,000 SARs on December 27, 2014 and 25,000 SARs on December 27, 2015. On August 26, 2013, Ms. Bradley was granted 67,050 SARs that become exercisable as follows: 25% on August 26, 2014, 25% on August 26, 2015, and 50% on August 26, 2016.

  Mr. Finnegan was granted 40,000 SARs on April 15, 2011 and 50,000 SARs on April 16, 2012, which become exercisable on April 15, 2014 and April 16, 2015, respectively. On August 26, 2013, Mr. Finnegan was granted 67,050 SARs that become exercisable as follows: 25% on August 26, 2014, 25% on August 26, 2015, and 50% on August 26, 2016.

  Each SAR referred to above represents the right to receive a payment measured by the increase in the fair market value of one share of common stock from the date of grant of the SAR to the date of exercise of the SAR. Upon exercise the SARs will be settled in stock.

(2)
Mr. Scott was granted 100,000 shares of restricted stock on April 16, 2012 and 100,000 shares of restricted stock on August 26, 2013, which vest on April 16, 2015 and August 26, 2016, respectively.

Mr. Toal was granted 15,500 shares of restricted stock on April 15, 2011 and 20,000 shares of restricted stock on April 16, 2012, which vest on April 15, 2014 and April 16, 2015, respectively. On August 26, 2013, Mr. Toal was granted 14,097 shares of restricted stock which vest on August 26, 2016.

Ms. Weil was granted 100,000 shares of restricted stock on June 28, 2012 which vest on June 28, 2015. On August 26, 2013, Ms. Weil was granted 12,218 shares of restricted stock which vest on August 26, 2016.

Ms. Bradley's 50,000 shares of restricted stock vest on the following dates: 25,000 shares on December 27, 2014 and 25,000 shares on December 27, 2015. On August 26, 2013, Ms. Bradley was granted 12,218 shares of restricted stock which vest on August 26, 2016.

Mr. Finnegan was granted 7,500 shares of restricted stock on April 15, 2011 and 10,000 shares of restricted stock on April 16, 2012, which vest on April 15, 2014 and April 16, 2015, respectively. On August 26, 2013, Mr. Finnegan was granted 12,218 shares of restricted stock which vest on August 26, 2016.

Market value is based on the closing price of the Company's common stock on February 1, 2014, the last day of fiscal year 2013, which was $4.53, multiplied by the number of shares.

(3)
Represents the Company's match of unvested deferred stock units under the MSPP for various IC bonus periods. The deferred units matched by the Company under the MSPP vest on the third anniversary of the grant date. For further information regarding the Company's MSPP, please refer to the "Compensation Discussion and Analysis" section in this Proxy Statement.

Option Exercises and Stock Vested in Fiscal Year 2013

        The following table shows the number of shares of the Company's common stock acquired and the value realized by each named executive officer upon the exercise of stock options and vesting of restricted stock and units during fiscal year 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Gregory J. Scott	50,000	110,000	—	—
Sheamus Toal	54,183	164,539	84,238	348,068
Laura Weil	—	—	1,378	7,827
Faeth Bradley	—	—	25,401	113,778
Kevin L. Finnegan	—	—	75,382	306,670

(1)
Represents the difference between the fair market value of the Company's common stock at exercise and the exercise price, multiplied by the number of options exercised.

(2)
Represents the number of vested shares of restricted stock and deferred units multiplied by the fair market value of the Company's common stock at the vesting date.

Nonqualified Deferred Compensation for Fiscal Year 2013

        The following table provides information relating to the deferred compensation activity and balances, if any, for each named executive officer.

Name	Executive Contributions in Fiscal Year 2013 ($)(1)	Company Contributions in Fiscal Year 2013 ($)(2)	Aggregate Earnings in Fiscal Year 2013 ($)	Aggregate Withdrawals/ Distributions in Fiscal Year 2013 ($)	Aggregate Balance At End of Fiscal Year 2013 ($)(3)
Gregory J. Scott	—	—	—	—	—
Sheamus Toal	48,094	43,568	5,479	—	186,631
Laura Weil	36,450	7,827	(3,169)	—	41,108
Faeth Bradley	11,559	2,278	(922)	—	12,915
Kevin L. Finnegan	10,125	2,170	(879)	—	11,416

(1)
The contribution amount reflects a deferral under the MSPP of a portion of the annual bonus earned by the applicable named executive officer under the IC Plan in fiscal year 2013 and is reflected in the "Non-Equity Incentive Plan Compensation" column in the Summary Compensation Table in fiscal year 2013. Represents the grant date fair value of the vested deferred stock units.

(2)
The contribution amount consists of a matching contribution by the Company under the MSPP and is reflected in the "Stock Awards" column of the Summary Compensation Table in fiscal year 2013. Represents the grant date fair value of the unvested deferred stock units granted in fiscal year 2013 by the Company.

(3)
$85,894 of the aggregate balance for Mr. Toal was reported as compensation in the Summary Compensation Table last year.

        The Company offers its senior management the ability to participate in the Company's MSPP, which works in tandem with the IC Plan. The purpose of the MSPP is to encourage the Company's senior management to have more ownership of the Company's stock, aligning senior management's interests with shareholders' interests, while increasing retention of key employees. The MSPP provides senior management with the opportunity to defer up to 25% of their bonus earned under the IC Plan each fiscal year in exchange for a grant of vested deferred stock units under the Company's Amended and Restated 2006 Long-Term Incentive Plan. The minimum deferral period is for three years. Deferral elections must be made by December 31st of the year prior to the fiscal year that the deferral election applies to and are irrevocable. The Company will match, dollar-for-dollar, the amount of incentive compensation deferred with an additional grant of unvested deferred stock units. The matching unvested deferred stock units granted by the Company cliff vest on the third anniversary of the grant date, subject to continued employment with the Company.

Potential Payments Upon Termination or Change in Control

        This section explains the payments and benefits to which the named executive officers are entitled in various termination of employment and change in control scenarios. These are hypothetical situations that require the Company to make assumptions concerning the termination scenarios that affect the termination payments; as such, the termination payments and other benefits presented in the following tables are estimates as of a point in time. For purposes of this section, the Company has assumed that termination of employment or change in control occurred on February 1, 2014, the last day of fiscal year 2013.

        The following termination-related terms are defined in the letter agreements of employment between the Company and the named executive officers and are generally described below:

        "Cause" generally means: (i) wrongful misappropriation of the Company's assets; (ii) certain conditions that render the executive incapable of performing the essential functions of their position; (iii) conviction of, or pleading "guilty" or "no contest" to, a felony; (iv) intentionally causing the Company to violate a material local, state or federal law; (v) willful refusal to comply with a significant, lawful and proper policy, directive or decision of the executive's supervisor or the board of directors of the Company; (vi) the executive's breach of the employment agreement or letter agreement of employment, in any material respect; and (vii) gross negligence or willful misconduct in connection with the executive's duties and responsibilities to the Company.

        "Good Reason" generally means: (i) a material reduction in the executive's title, authority or responsibility at the Company; (ii) the relocation of the executive's principal place of work by more than 50 miles; or (iii) a material breach by the Company of the terms of the executive's letter agreement of employment which is not cured by the Company within thirty (30) days after written notice of such breach from the executive to the Company. A termination of employment shall not be considered to be for good reason unless the termination of employment occurs within ninety (90) days after the executive has knowledge of the event constituting good reason.

        "Change in Control" generally means: (i) the acquisition by a "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act, that results in such person becoming the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of (a) 30% or more of the Company's voting securities and (b) a greater percentage of the Company's voting securities than Irving Place Capital and certain other voting security holders; (ii) a change in the majority of the board of directors; (iii) the occurrence of certain reorganizations, mergers or consolidations of the Company; or (iv) a sale of all or substantially all of the assets of the Company.

        "Disability" generally means: the inability, by reason of bodily injury or physical or mental disease, or any combination thereof, of the executive to perform his or her customary or other comparable duties with the Company for a period of at least six months in any 12-month calendar period as determined in accordance with the Company's Long-Term Disability Plan.

  Mr. Scott, Mr. Toal, Ms. Weil, Ms. Bradley, and Mr. Finnegan

        No termination payments are due to the executives under their respective letter agreements of employment upon a change in control, following termination of employment by the Company with cause, and, with the exception of Mr. Scott and Ms. Weil, following termination by the executive.

        Following termination of employment by the Company without cause, and subject to the execution and delivery to the Company of a general release covering employment-related claims and their continued observance of the covenants contained in their letter agreements of employment, each of Mr. Scott, Mr. Toal, Ms. Weil, Ms. Bradley and Mr. Finnegan, is entitled to be paid their base salary for 12 months. If Mr. Scott voluntarily resigns, he is entitled to be paid his base salary for 12 months subject to his continued observance of the covenants, including non-compete and non-solicitation clauses, contained in his letter agreement of employment. If Ms. Weil resigns for good reason, she is entitled to be paid her base salary for 12 months subject to her continued observance of the covenants, including non-compete and non-solicitation clauses, contained in her letter agreement of employment. The base salary paid to Mr. Scott, Mr. Toal, Ms. Weil, Ms. Bradley, and Mr. Finnegan would be offset by any salary earned at the executive's new employer, if employment is obtained within the applicable severance period.

        In accordance with Mr. Scott's June 1, 2010 SARs agreement and Ms. Weil's June 28, 2012 restricted stock agreement, in the event that the Company consummates a transaction whereby a third party (a) acquires outstanding common stock of the Company possessing the voting power to elect a majority of the members to the Company's board of directors or (b) acquires assets constituting all or substantially all of the assets of the Company, regardless of whether or not the executives are terminated, 100% of the unvested portion of these awards will immediately vest. In accordance with Ms. Weil's June 28, 2012 restricted stock agreement, following termination of employment without cause or resignation for good reason, 100% of the unvested portion of the award will immediately vest.

        If the executive's employment is terminated by reason of disability, the executive will be entitled to be paid the following after termination: (i) 100% of base salary in year one, (ii) 80% of base salary in year two, (iii) 60% of base salary in year three, and (iv) 60% of base salary, subject to IRS limits, in year four and thereafter up to at least the age of 65, depending on the age at which the disability occurred.

        If Mr. Scott, Mr. Toal, Ms. Weil, Ms. Bradley or Mr. Finnegan's employment is terminated by reason of death, the executive's beneficiaries will be paid up to $3.0 million, depending on the executive's base salary and cause of death in accordance with the Company's life insurance policies.

Potential Payments to Gregory J. Scott upon the Occurrence of Certain Events

Components of Compensation	Termination by the Executive For Good Reason	Termination by the Executive	Termination by the Company For Cause	Termination by the Company Other Than For Cause	Upon a Change in Control	Termination due to the Executive's Disability	Termination Upon the Executive's Death
Cash Severance (base salary)	$—	$800,000	$—	$800,000	$—	$—	$—
Share-based awards—Accelerated(1)	—	—	—	—	136,875	—	—
Other(2)	—	—	—	—	—	2,076,000	3,000,000

Total	$—	$800,000	$—	$800,000	$136,875	$2,076,000	$3,000,000

Potential Payments to Sheamus Toal upon the Occurrence of Certain Events

Components of Compensation	Termination by the Executive For Good Reason	Termination by the Executive For No Good Reason	Termination by the Company For Cause	Termination by the Company Other Than For Cause	Upon a Change in Control	Termination due to the Executive's Disability	Termination Upon the Executive's Death
Cash Severance (base salary)	$—	$—	$—	$475,000	$—	$—	$—
Other(2)	—	—	—	—	—	1,296,000	3,000,000

Total	$—	$—	$—	$475,000	$—	$1,296,000	$3,000,000

 Potential Payments to Laura Weil upon the Occurrence of Certain Events

Components of Compensation	Termination by the Executive For Good Reason	Termination by the Executive For No Good Reason	Termination by the Company For Cause	Termination by the Company Other Than For Cause	Upon a Change in Control	Termination due to the Executive's Disability	Termination Upon the Executive's Death
Cash Severance (base salary)	$600,000	$—	$—	$600,000	$—	$—	$—
Share-based awards—Accelerated(1)	453,000	—	—	453,000	453,000	—	—
Other(2)	—	—	—	—	—	1,596,000	3,000,000

Total	$1,053,000	$—	$—	$1,053,000	$453,000	$1,596,000	$3,000,000

Potential Payments to Faeth Bradley upon the Occurrence of Certain Events

Components of Compensation	Termination by the Executive For Good Reason	Termination by the Executive For No Good Reason	Termination by the Company For Cause	Termination by the Company Other Than For Cause	Upon a Change in Control	Termination due to the Executive's Disability	Termination Upon the Executive's Death
Cash Severance (base salary)	$—	$—	$—	$350,000	$—	$—	$—
Other(2)	—	—	—	—	—	996,000	2,750,000

Total	$—	$—	$—	$350,000	$—	$996,000	$2,750,000

Potential Payments to Kevin L. Finnegan upon the Occurrence of Certain Events

Components of Compensation	Termination by the Executive For Good Reason	Termination by the Executive For No Good Reason	Termination by the Company For Cause	Termination by the Company Other Than For Cause	Upon a Change in Control	Termination due to the Executive's Disability	Termination Upon the Executive's Death
Cash Severance (base salary)	$—	$—	$—	$500,000	$—	$—	$—
Other(2)	—	—	—	—	—	1,356,000	3,000,000

Total	$—	$—	$—	$500,000	$—	$1,356,000	$3,000,000

(1)
The accelerated vesting value represents: (i) the number of outstanding options and SARs that would become exercisable in accordance with the executive's share-based award agreements multiplied by the difference between the closing price of the Company's common stock on February 1, 2014, which was $4.53, and the exercise price of the unvested awards, plus (ii) the number of shares of unvested restricted stock outstanding that would immediately vest in accordance with the executive's restricted stock agreements multiplied by the closing price of the Company's common stock on February 1, 2014.

(2)
Represents amounts payable to the executive or the executive's beneficiary, in the case of death, under the Company's disability plan and life insurance policies. Termination payments for termination by reason of disability represent four years of payments under the Company's Long-Term Disability Plan in the tables above. However, the Company's Long-Term Disability Plan provides termination payments equal to 60 percent of the executive's base salary, subject to IRS limits, in year four after termination and thereafter up to at least the age of 65, depending on the age at which the disability occurred.

 Equity Compensation Plan Information

        The following table sets forth information as of February 1, 2014 about shares of the Company's common stock that may be issued under the Company's existing equity compensation plans.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, SARs, warrants and rights(1)	Weighted- average exercise price of outstanding options, SARs, warrants and rights(2)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column(a)(3)
Equity compensation plans approved by security holders	4,487,959	$4.55	1,896,312
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	4,487,959	$4.55	1,896,312

(1)
Includes 769,041 stock options and 3,718,918 SARs. Each SAR represents the right to receive a payment measured by the increase in the fair market value of one share of common stock from the date of grant of the SAR to the date of exercise of the SAR. Upon exercise the SARs will be settled in stock.

(2)
Represents the weighted-average exercise price for outstanding stock options and SARs.

(3)
Represents 1,896,312 shares available for issuance under the 2006 Plan as of February 1, 2014.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transactions Policy and Procedures

        The board of directors of the Company approves, based upon the recommendation of the audit committee, any related person transaction which is required to be disclosed under the rules of the SEC. In addition, on at least an annual basis, each director, nominee for director and executive officer is obligated to complete a questionnaire that requires disclosure of any transaction in which the Company was or is to be a participant in which the director, nominee or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. These questionnaires are reviewed by the Company's counsel to identify any potential conflicts of interest or other transactions that the board of directors should review in light of the SEC rules regarding the disclosure of transactions with related persons.

Stockholders Agreement

        Irving Place Capital and certain of the Company's former senior management stockholders are party to a stockholders agreement that governs certain relationships among, and contains certain rights and obligations of, such stockholders.

        The stockholders agreement provides that the parties must vote their securities in favor of the individuals nominated to the board of directors by Irving Place Capital. From and after the date that the stockholders party to the agreement and their transferees hold less than 50% of the Company's outstanding common stock, the parties to the agreement will be obliged to vote for two individuals nominated to the board of directors by Irving Place Capital. Such voting obligations will terminate when Irving Place Capital and certain of its transferees own less than 20% of the Company's outstanding common stock.

        The stockholders agreement also gives the parties certain rights with respect to registration under the Securities Act of shares of the Company's securities held by them and certain customary indemnification rights. These registration rights include demand registration rights requiring the Company to register their shares under the Securities Act. In addition, in the event the Company proposes to register any shares of common stock under the Securities Act, whether in connection with a primary or secondary offering, the stockholders party to the stockholders agreement may request that the Company affect a registration of their shares under the Securities Act.

STOCKHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING

        In accordance with Rule 14a-8 of the Exchange Act, any stockholder proposals intended to be included in the Proxy Statement and presented at the 2014 Annual Meeting of Stockholders of the Company must be received by the Company no later than January 7, 2015. The proposal should be addressed to: Chair of the Nomination and Governance Committee, New York & Company, Inc., 450 West 33rd Street, 5th Floor, New York, NY 10001.

        In addition, the Company has established an advance notice procedure with regard to certain matters, including stockholder proposals not included in the Company's Proxy Statement, to be brought before an annual meeting of stockholders. A stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company, not less than 60 days nor more than 90 days prior to the meeting, regardless of any postponements, deferrals or adjournments of that meeting; provided, however, that in the event that less than 70 days notice or prior public announcement of the date of the meeting is given or made to stockholders, notice by the stockholder must be received not later than the close of business on the 10th day following the date on which such notice of the date of the annual meeting was mailed or such public announcement was made.

        A stockholder's notice with respect to a proposed item of business must include: (i) a brief description of the substance of, and the reasons for conducting, such business at the annual meeting; (ii) the name and address of the stockholder proposing such business; (iii) the number of shares of the Company which are beneficially owned by the stockholder, any person controlling, directly or indirectly, or acting in concert with, such stockholder and any person controlling, controlled by or under common control with such stockholder; and (iv) any material interest of the stockholder in such business.

        A stockholder's notice with respect to a director nomination must set forth: (i) name, address and number of shares of the Company which are beneficially owned by the nominating stockholder, any person controlling, directly or indirectly, or acting in concert with, such nominating stockholder and any person controlling, controlled by or under common control with such nominating stockholder; (ii) name, address and number of shares of the Company which are beneficially owned by the candidate; (iii) a detailed biography outlining the candidate's relevant background, professional and business experience and other significant accomplishments; (iv) an acknowledgement from the candidate that he or she would be willing to serve on the board, if elected; (v) a statement by the stockholder outlining the reasons why this candidate's skills, experience and background would make a valuable contribution to the board; and (vi) a minimum of two references who have either worked with the candidate, served on a board of directors or board of trustees with the candidate, or can otherwise provide relevant perspective on the candidate's capabilities as a potential board member.

Annex I

NEW YORK & COMPANY, INC.
AMENDED AND RESTATED
2006 LONG-TERM INCENTIVE PLAN,
AS AMENDED AND RESTATED ON JUNE 22, 2011
ARTICLE I

ESTABLISHMENT, PURPOSE AND TERM

        1.1    Establishment.    The New York & Company, Inc. Amended and Restated 2006 Long-Term Incentive Plan, as amended and restated on June 22, 2011 ("Plan") is hereby established by New York & Company, Inc. ("Company"), effective as of the Effective Date. Subject to Section 13.1, Awards may be granted as provided herein for the term of the Plan.

        1.2    Purposes.    The purposes of the Plan are to foster and promote the long-term financial success of the Company and materially increase shareholder value by motivating performance through incentive compensation. The Plan also is intended to encourage Participant ownership in the Company, attract and retain talent, and enable Participants to participate in the long-term growth and financial success of the Company. In addition, the Plan provides the ability to make Awards linked to the profitability of the Company's businesses and increases in shareholder value.

        1.3    Term.    The term of the Plan shall extend from the Effective Date until the tenth anniversary thereof. No additional Awards shall be made after the expiration of such term, but outstanding awards shall be administered in accordance with the provisions thereof. The Plan shall continue in effect until all matters relating to the settlement of Awards and administration of the Plan have been completed.

ARTICLE II

DEFINITIONS

        For purposes of the Plan, the following terms are defined as set forth below:

        2.1   "2002 Plan" means the New York & Company, Inc. Amended and Restated 2002 Stock Option Plan.

        2.2   "Affiliate" means any individual, corporation, partnership, association, limited liability company, joint-stock company, trust, unincorporated association or other entity that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under control with, the Company.

        2.3   "Agreement" means any agreement entered into pursuant to the Plan by which an Award is granted to a Participant.

        2.4   "Award" means any Stock Option, Stock Appreciation Right, Restricted Stock, Deferred Stock, or Performance Award granted to a Participant under the Plan. Awards shall be subject to the terms and conditions of the Plan and shall be evidenced by an Agreement containing such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable.

        2.5   "Beneficiary" means any person or other entity, which has been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the compensation, specified under the Plan to the extent permitted. If there is no designated beneficiary, then the term means any person or other entity entitled by will or the laws of descent and distribution to receive such compensation.

        2.6   "Board of Directors" or "Board" means the Board of Directors of the Company.

        2.7   "Cause" means, unless otherwise specifically provided in an Agreement, any act or omission which permits the Company to terminate the written employment agreement or arrangement between the Participant and the Company or an Affiliate for "cause" as defined in such agreement or arrangement, or in the event there is no such agreement or arrangement or the agreement or arrangement does not define the term "Cause," then "Cause" means the occurrence of one or more of the following events:

          (1)   misappropriation of the Company's assets or business opportunities;

          (2)   alcoholism or drug addiction which impairs one's ability to perform his duties and responsibilities hereunder or is injurious to the business of the Company;

          (3)   the commission by such Participant of, or the plea of nolo contendere with respect to, a felony or crime involving moral turpitude;

          (4)   intentionally causing the Company to violate a local, state or federal law in any material respect;

          (5)   gross negligence or willful misconduct in the conduct or management of the Company not remedied within 10 days after receipt of written notice from the Company; or willful refusal to comply with any significant policy, directive or decision of the Board in furtherance of a legitimate business purpose or willful refusal to perform the duties reasonably assigned to the individual by the Board consistent with the functions, duties and responsibilities of his position and only if not remedied within 10 days after receipt of written notice from the Company; or

          (6)   such other meaning as may be specified with respect to any particular Award or in any employment or other agreement entered into at or before the time the Award is granted (or, with the consent of the Participant, after such time).

        2.8   "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

        2.9   "Commission" means the Securities and Exchange Commission or any successor thereto.

        2.10 "Committee" means the committee of the Board responsible for granting and administering Awards under the Plan, which initially shall be the Compensation Committee of the Board, until such time as the Board may designate another committee. The Committee shall consist solely of two or more directors and each member of the Committee shall be a "non-employee director" within the meaning of Rule 16b-3 and also an "outside director" under Section 162(m) of the Code. In addition, each member of the Compensation Committee shall satisfy any independence or other corporate governance standards imposed by the New York Stock Exchange or other securities market on which the Stock shall be listed from time to time.

        2.11 "Company" means New York and Company, Inc., a Delaware corporation, and includes any successor or assignee corporation or corporations into which the Company may be merged, changed or consolidated; any corporation for whose securities the securities of the Company shall be exchanged; and any assignee of or successor to substantially all of the assets of the Company. Wherever the context of the Plan so admits or requires, "Company" also means "Affiliate."

        2.12 "Covered Employee" means a Participant who is a "covered employee" within the meaning of Section 162(m) of the Code.

        2.13 "Deferred Stock" means a right granted to a Participant under Section 9.1 hereof to receive Stock at the end of a specified deferral period.

        2.14 "Domestic Relations Order" has the meaning set forth in the Code.

        2.15 "Effective Date" means the date that the Plan is approved by the Company's shareholders.

        2.16 "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        2.17 "Exercise Price" means the price that a Participant must pay to exercise an Award or the amount upon which the value of an Award is based.

        2.18 "Fair Market Value" means, as of any given date, the closing market price on the New York Stock Exchange or such other public trading market on which the Stock is traded on that date. If there is no regular public trading market for such Stock, the Fair Market Value of the Stock shall be determined by the Committee in good faith. In each case, the Fair Market Value shall be determined without regard to whether the Stock is restricted or represents a minority interest.

        2.19 "Grant Date" means the date as of which an Award is granted pursuant to the Plan. In no event may the Grant Date be earlier than the Effective Date.

        2.20 "Incentive Stock Option" means any Option that is intended to be, is designated as, and actually qualifies as, an "incentive stock option" within the meaning of Section 422 of the Code.

        2.21 "Non-Qualified Stock Option" means a Stock Option that is not an Incentive Stock Option.

        2.22 "Option Period" means the period during which the Option shall be exercisable in accordance with an Agreement and Article VI.

        2.23 "Participant" means a person who satisfies the eligibility conditions of Article V and to whom an Award has been granted by the Committee under the Plan. In the event that a Representative is appointed for a Participant, then the term "Participant" shall mean such appointed Representative. Notwithstanding the appointment of a Representative, the term "Termination of Employment" shall mean the Termination of Employment of the Participant.

        2.24 "Performance Award" means an Award consisting of Performance Shares, Performance Units or other Award described in Article X that is dependent upon the achievement of Performance Goals.

        2.25 "Performance Goals" mean the level of performance established by the Committee as the Performance Goal with respect to a Performance Measure. Performance Goals may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.

        2.26 "Performance Measure" means any measure based on any of the performance criteria set out in this Section, either alone or in any combination, and, if not based on individual performance, on either a consolidated or a division or business unit level, as the Committee may determine: individual Participant financial or non-financial performance goals; sales; cash flow; cash flow from operations; operating profit or income; net income; operating margin; net income margin; return on net assets; four-wall contribution; economic value added; return on total assets; return on equity; return on total capital; total shareholder return; revenue; revenue growth; earnings before interest, taxes, depreciation and amortization ("EBITDA"); EBITDA growth; basic earnings per share; diluted earnings per share; funds from operations per share and per share growth; cash available for distribution; cash available for distribution per share and per share growth; share price performance on an absolute basis and relative to an index of earnings per share or improvements in the Company's attainment of expense levels; or implementing or completion of critical projects. The foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items as the Committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of financing activities; expenses for restructuring or productivity initiatives; other non-operating items; spending for acquisitions; effects of divestitures; and effects of litigation activities and settlements. Any such performance criterion or combination of such criteria may apply to the Participant's Award opportunity in its entirety or to any designated portion or portions of the Award opportunity, as the Committee may specify. In the event Code Section 162(m) or applicable tax or other laws change to permit the Committee discretion to alter the governing performance measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. Performance Measures may vary from Performance Period to Performance Period and from Participant to Participant.

        2.27 "Performance Period" means the time period during which a Performance Award shall be earned shall be the "Performance Period," and shall be at least one (1) fiscal year in length, unless otherwise determined by the Committee. Performance Awards shall be subject to Performance Goals which shall be established by the Committee.

        2.28 "Performance Unit" means a right granted pursuant to the terms and conditions established by the Committee which is described in Section 10.1.

        2.29 "Performance Share" means a right granted pursuant to the terms and conditions established by the Committee which is described in Section 10.1.

        2.30 "Plan" means the New York & Company, Inc. Amended and Restated 2006 Long Term Incentive Plan, as amended and restated on June 22, 2011, as herein set forth and as may be amended from time to time.

        2.31 "Representative" means (a) the person or entity acting as the executor or administrator of a Participant's estate pursuant to the last will and testament of a Participant or pursuant to the laws of the jurisdiction in which the Participant had the Participant's primary residence at the date of the Participant's death; (b) the person or entity acting as the guardian or temporary guardian of a Participant; or (c) the person or entity which is the Beneficiary of the Participant upon or following the Participant's death; provided that only one of the foregoing shall be the Representative at any point in time as determined under applicable law and recognized by the Committee.

        2.32 "Restricted Stock" means Stock granted to a Participant under Section 8.1 hereof and which is subject to certain restrictions and to a risk of forfeiture or repurchase by the Company.

        2.33 "Rule 16b-3" means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Commission under Section 16 of the Exchange Act.

        2.34 "Stock" means the Company's common stock, $0.001 par value per share, whether presently or hereafter issued, and any other stock or security resulting from adjustment thereof as described hereinafter.

        2.35 "Stock Appreciation Right" means a right granted under Section 7.1.

        2.36 "Stock Option" or "Option" means a right, granted to a Participant under Section 6.1 hereof, to purchase Stock at a specified price during specified time periods.

        2.37 "Termination of Employment" means the occurrence of any act or event whether pursuant to an employment agreement or otherwise that actually or effectively causes or results in the person's ceasing, for whatever reason, to be an officer or employee of the Company or of any Affiliate, including, without limitation, death, disability, dismissal, severance at the election of the Participant, retirement, or severance as a result of the discontinuance, liquidation, sale or transfer by the Company or its Affiliates of a business owned or operated by the Company or its Affiliates. With respect to any non-employee member of the Board, Termination of Employment means the termination of a Participant's status as a non-employee director of the Board. With respect to any other person who is not an employee with respect to the Company or an Affiliate, the Agreement shall establish what act or event shall constitute a Termination of Employment for purposes of the Plan. A Termination of Employment shall occur with respect to an employee who is employed by an Affiliate if the Affiliate shall cease to be an Affiliate and the Participant shall not immediately thereafter become an employee of the Company or an Affiliate.

        In addition, certain other terms used herein have definitions given to them in the first place in which they are used.

ARTICLE III

COMPENSATION COMMITTEE ADMINISTRATION

        3.1    Committee Structure.    The Plan shall be administered by the Committee, but any action that may be taken by the Committee may also be taken by the full Board of Directors of the Company.

        3.2    Committee Actions.    Subject to the Committee's charter, the Committee may authorize any one or more of its members or an officer of the Company to execute and deliver documents on behalf of the Committee or the Committee may allocate among one or more of its members, or may delegate to one or more of its agents, such duties and responsibilities as it determines, provided that the Committee shall not delegate the authority to grant Awards. A member of the Committee shall be recused from Committee action regarding an Award granted or to be granted to such member.

        3.3    Committee Authority.    Subject to applicable law, the Company's certificate of incorporation and by-laws, the Committee's charter or the terms of the Plan, the Committee shall have the authority:

          (1)   to select those persons to whom Awards may be granted from time to time;

          (2)   to determine whether and to what extent Awards are to be granted hereunder;

          (3)   to determine the number of shares of Stock to be covered by each Award granted hereunder;

          (4)   to determine the terms and conditions of any Award granted hereunder (including any provisions deemed by the Committee in good faith to be necessary or appropriate for a "nonqualified deferred compensation plan," as defined in Code Section 409A(d)(1), to avoid being subject to taxation under Code Section 409A(a)(1)), provided that the Exercise Price of any Option or Stock Appreciation Right shall not be less than the Fair Market Value per share of the underlying stock as of the Grant Date;

          (5)   to adjust the terms and conditions, at any time or from time to time, of any Award, subject to the limitations contained elsewhere herein, including but not limited to Sections 13.1 and 13.11;

          (6)   to determine to what extent and under what circumstances Stock and other amounts payable with respect to an Award shall be deferred, subject to compliance in good faith with the requirements of the Plan and Code Section 409A to avoid the Award being subject to taxation under Code Section 409A(a)(1);

          (7)   to provide for the forms of Agreement to be utilized in connection with this Plan;

          (8)   to determine what legal requirements are applicable to the Plan, Awards, and the issuance of Stock, and to require of a Participant that appropriate action be taken with respect to such requirements;

          (9)   to cancel, with the consent of the Participant or as otherwise provided in the Plan or an Agreement, outstanding Awards;

          (10) to require as a condition of the exercise of an Award or the issuance or transfer of a certificate (or other representation of title) of Stock, the withholding from a Participant of the amount of any taxes as may be necessary in order for the Company or any other employer to obtain a deduction or as may be otherwise required by law;

          (11) to determine whether and with what effect an individual has incurred a Termination of Employment;

          (12) to determine the restrictions or limitations on the transfer of Stock;

          (13) to determine whether an Award is to be adjusted, modified or purchased, or is to become fully or partially exercisable, under the Plan or the terms of an Agreement;

          (14) to determine the permissible methods of Award exercise and payment within the terms and conditions of the Plan and the particular Agreement;

          (15) to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of this Plan;

          (16) to appoint and compensate agents, counsel, auditors or other specialists to aid it in the discharge of its duties; and

          (17) to make all other determinations which may be necessary or advisable for the administration of the Plan.

        The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Agreement) and to otherwise supervise the administration of the Plan. The Committee's policies and procedures may differ with respect to Awards granted at different times and may differ with respect to a Participant from time to time, or with respect to different Participants at the same or different times.

        3.4    Committee Determinations and Decisions.    Any determination made by the Committee pursuant to the provisions of the Plan shall be made in its sole discretion, and in the case of any determination relating to an Award may be made at the time of the grant of the Award or, unless in contravention of any express term of the Plan or an Agreement, at any time thereafter. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Participants unless revised by the Committee, subject to any ratifications or approvals of the Board that the Committee or Board may request. Any determination shall not be subject to de novo review if challenged in court. Neither the Committee (including any member thereof) nor the Company shall have any liability to any Participant for any matter it determined in good faith as being in compliance with the Code even if such determination was later proved incorrect.

ARTICLE IV

SHARES SUBJECT TO PLAN

        4.1    Number of Shares.    The maximum number of shares of Stock which may be used for Awards under this Plan (all of which may, in the discretion of the Company, be Incentive Stock Options) shall be equal to 8,668,496; provided that in any case the maximum number of such shares which may be used for Awards other than Stock Options or Stock Appreciation Rights shall be 3,750,000 shares. Upon approval of the Company's 2006 Long-Term Incentive Plan by shareholders on June 21, 2006, the 2002 Plan immediately ceased to be available for use for the grant of new incentive awards other than awards granted wholly from shares returned to the 2002 Plan by forfeiture after May 5, 2006. The shares of Stock available under the Plan may be authorized and unissued shares, treasury shares or a combination thereof, as the Committee shall determine.

        4.2    Release of Shares.    Subject to Section 4.1, the Committee shall have full authority to determine the number of shares of Stock available for Awards. In its discretion the Committee may include (without limitation), as available for distribution, (a) shares of Stock subject to any Award that have been previously forfeited; or (b) shares under an Award that otherwise terminates without issuance of Stock being made to a Participant. Shares of Stock issued upon exercise, vesting or settlement of an Award, or shares of Stock owned by a Participant, that are surrendered or tendered to the Company (either directly or by means of attestation) in payment of the Exercise Price of an Award or any taxes required to be withheld in respect of an Award, in each case, in accordance with the terms and conditions of the Plan and any applicable Award Agreement, shall again become available for other Awards under the Plan. In accordance with (and without limitation upon) the preceding sentence, if and to the extent all or any portion of an Award under the Plan expires, terminates or is canceled or forfeited for any reason whatsoever without the Participant having received any benefit therefrom, the shares covered by such Award or portion thereof shall again become available for other Awards under the Plan. For purposes of the foregoing sentence, a Participant shall not be deemed to have received any "benefit" in the case of forfeited Restricted Stock by reason of having enjoyed voting rights and dividend rights prior to the date of forfeiture. Any shares of Stock that are available immediately prior to the termination of the Plan, or any shares of Stock returned to the Company for any reason subsequent to the termination of the Plan, may be transferred to a successor plan.

        4.3    Restrictions on Shares.    Stock issued upon exercise of an Award shall be subject to the terms and conditions specified herein and to such other terms, conditions and restrictions as the Committee in its discretion may determine or provide in the Award Agreement. The Company shall not be required to issue or deliver any certificates for Stock, cash or other property prior to (i) the completion of any registration or qualification of such shares under federal, state or other law, or any ruling or regulation of any government body which the Committee determines to be necessary or advisable; (ii) the satisfaction of any applicable withholding obligation in order for the Company or an Affiliate to obtain a deduction or discharge its legal obligation with respect to the exercise of an Award and (iii) satisfaction of any other terms, conditions or restrictions specified herein. The Company may cause any certificate (or other representation of title) for any shares of Stock to be delivered to be properly marked with a legend or other notation reflecting the limitations on transfer of such Stock as provided in this Plan, any stockholder agreement then in effect, or as the Committee may otherwise require. The Committee may require any person exercising an Award to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of the Stock in compliance with applicable law or otherwise. Fractional shares shall not be delivered, but shall be rounded to the next lower whole number of shares.

        4.4    Shareholder Rights.    No person shall have any rights of a shareholder as to Stock subject to an Award until, after proper exercise of the Award or other action required, such shares shall have been recorded on the Company's official shareholder records as having been issued and transferred. Upon exercise of the Award or any portion thereof, the Company will have a reasonable period in which to issue and transfer the shares, and a Participant will not be treated as a shareholder for any purpose whatsoever prior to such issuance and transfer. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date such shares are recorded as issued and transferred in the Company's official shareholder records, except as provided herein or in an Agreement.

        4.5    Effect of Certain Corporate Changes.    Notwithstanding anything to the contrary herein, in the event of any share dividend, share split, combination or exchange of shares, recapitalization or other change in the capital structure of the Company, corporate separation or division of the Company (including, but not limited to, a split-up, spin-off, split-off or distribution to Company shareholders other than a normal cash dividend), reorganization, rights offering, a partial or complete liquidation, or any other corporate transaction, Company securities offering or event involving the Company and having an effect similar to any of the foregoing, then the Committee may make appropriate adjustments or substitutions as described below in this Section and in compliance with the Code. The adjustments or substitutions may relate to the number of shares of Stock available for Awards under the Plan, the number of shares of Stock covered by outstanding Awards, the Exercise Price per share of outstanding Awards, and any other characteristics or terms of the Awards as the Committee may deem necessary or appropriate to reflect equitably the effects of such changes to the Participants; provided, however, that to the extent that Code Section 409A shall apply to an Award, any such adjustments or substitutions shall only be made to the extent that, in the Committee's good faith determination, they comply with the requirements of Code Section 409A to avoid being subject to taxation under Code Section 409A(a)(1). Notwithstanding the foregoing, any fractional shares resulting from such adjustment shall be eliminated by rounding down to the nearest whole share.

ARTICLE V

ELIGIBILITY

        5.1    Eligibility.    Except as herein provided, the persons who shall be eligible to participate in the Plan and be granted Awards shall be those persons who are employees of, or consultants or advisors to, the Company or any Affiliate, or non-employee members of the Board of Directors. Of those persons described in the preceding sentence, the Committee may, from time to time, select persons to be granted Awards and shall determine the terms and conditions with respect thereto. In making any such selection and in determining the form of the Award, the Committee shall give consideration to such factors deemed appropriate by the Committee.

ARTICLE VI

STOCK OPTIONS

        6.1    General.    The Committee shall have authority to grant Options under the Plan at any time or from time to time. The Committee shall consider the potential impact of Code Section 409A on each grant of Options and, if necessary, shall make the terms and conditions of the Options, in its good faith determination, comply with the requirements of Code Section 409A to avoid being subject to taxation under Code Section 409A(a)(1). An Option shall entitle the Participant to receive Stock upon exercise of such Option, subject to the Participant's satisfaction in full of any conditions, restrictions or limitations imposed in accordance with the Plan or an Agreement (the terms and provisions of which may differ from other Agreements) including, without limitation, payment of the Exercise Price.

        6.2    Grant.    The grant of an Option shall occur as of the Grant Date determined by the Committee, provided that the Grant Date shall not be earlier than the date upon which the Committee acts to grant the Option. Options may be granted alone or in connection with other Awards. An Award of Options shall be evidenced by, and subject to the terms of, an Agreement. Only a person who is a common-law employee of the Company, any "parent corporation" of the Company, or a "subsidiary corporation" of the Company (each term as defined in Section 424 of the Code) on the date of grant shall be eligible to be granted an Incentive Stock Option. To the extent that any Option is not designated as an Incentive Stock Option or even if so designated does not qualify as an Incentive Stock Option, it shall constitute a Non-Qualified Stock Option.

        6.3    Terms and Conditions.    Options shall be subject to such terms and conditions as shall be determined by the Committee, including and subject to the following:

          (1)    Exercise Price.    The Exercise Price per share shall not be less than the Fair Market Value per share on the Grant Date. If an Option which is intended to qualify as an Incentive Stock Option is granted to an individual (a "10% Owner") who owns or who is deemed to own shares possessing more than ten percent (10%) of the combined voting power of all classes of shares of the Company, a parent corporation or any subsidiary corporation (each term as defined in Section 6.2), the Exercise Price per share shall not be less than one hundred ten percent (110%) of the Fair Market Value per share on the Grant Date.

          (2)    Option Period.    The Option Period of each Option shall be fixed by the Committee. In the case of an Incentive Stock Option granted to a 10% Owner, the Option Period shall not exceed ten (10) years from the date the Option is granted. No Option which is intended to be an Incentive Stock Option shall be granted more than ten (10) years from the date the Plan is adopted by the Company or the date the Plan is approved by the shareholders of the Company, whichever is earlier.

          (3)    Exercisability.    Subject to Section 11.1 and Section 6.4, an Option shall be exercisable in whole or in such installments and at such times, as established by the Committee in an Agreement. The Committee may provide in an Agreement for an accelerated exercise of all or part of an Option upon such events or standards that it may determine, including one or more Performance Measures. In addition, the Committee may at any time accelerate the exercisability of all or part of any Option. If an Option is designated as an Incentive Stock Option, the aggregate Fair Market Value (determined at the date of grant of the Option) of the Stock as to which such Incentive Stock Option which is exercisable for the first time during any calendar year (under the Plan or any other plan of the Company or any parent corporation or subsidiary corporation) shall not exceed $100,000. Except as otherwise provided in Article XI in connection with acceleration events, or certain occurrences of termination, no Award granted under this Plan to an officer or director of the Company may be exercised, and no restrictions relating thereto may lapse, within six months of the date of such grant if:

      (i) the requirements of Exchange Act Rule 16b-3(d)(1) were not satisfied with respect to the issuance of such Award and (ii) the Committee has not otherwise waived such limitation.

          (4)    Method of Exercise.    Subject to the provisions of this Article VI and the Agreement, a Participant may exercise Options, in whole or in part, during the Option Period by giving written notice of exercise on a form provided by the Committee to the Company specifying the number of shares of Stock subject to the Option to be purchased. Such notice shall be accompanied by payment in full of the purchase price by cash or certified check or such other form of payment as the Company may accept. If permitted in the applicable Agreement, payment in full or in part may also be made by (i) delivering Stock already owned by the Participant (for any minimum period required by the Committee) having a total Fair Market Value on the date of such delivery equal to the Exercise Price; (ii) the delivery of cash by a broker-dealer as a "cashless" exercise, provided such method of payment may not be used by an executive officer of the Company or a member of the Board to the extent such payment method would violate Rule 16b-3 or the Exchange Act; (iii) withholding by the Company of Stock subject to the Option having a total Fair Market Value as of the date of delivery equal to the Exercise Price; or (iv) any combination of the foregoing.

          (5)    Conditions for Issuance of Shares.    No shares of Stock shall be issued until full payment therefore has been made. A Participant shall have all of the rights of a shareholder of the Company holding the class of shares that is subject to such Option (including, if applicable, the right to vote the shares and the right to receive dividends) when the Participant has given written notice of exercise, has paid in full for such shares, and such shares have been recorded on the Company's official shareholder records as having been issued and transferred.

          (6)    Non-transferability of Options.    Unless otherwise specifically provided in an Agreement, no Option shall be sold, assigned, margined, transferred, encumbered, conveyed, gifted, alienated, hypothecated, pledged, or otherwise disposed of, other than by will or by the laws of descent and distribution, and all Options shall be exercisable during the Participant's lifetime only by the Participant; provided, however, under no circumstances may a Participant assign, transfer, convey or otherwise dispose of an Option for consideration unless pursuant to a Domestic Relations Order.

        6.4    Termination of Employment.    Except as otherwise provided by the Committee in an Award Agreement, any portion of the Option that was not vested and exercisable on the date of Termination of Employment shall expire and be forfeited on such date, and any portion of the Option that was vested and exercisable on date of Termination of Employment shall also expire and be forfeited on such date; provided that if the Termination of Employment was other than for Cause, the portion of the Option that is vested as of the date of Termination of Employment shall expire and be forfeited at midnight ninety (90) days from the date of such termination.

ARTICLE VII

STOCK APPRECIATION RIGHTS

        7.1    General.    The Committee shall have authority to grant Stock Appreciation Rights under the Plan at any time or from time to time. Stock Appreciation Rights may be awarded alone or in tandem with other Awards granted under the Plan. The Committee shall consider the potential impact of Code Section 409A on each grant of Stock Appreciation Rights and, if determined to be necessary, shall make the terms of conditions of the Stock Appreciation Rights, in its good faith determination, comply with the requirements of Code Section 409A to avoid being subject to taxation under Code Section 409A(a)(1). Subject to the Participant's satisfaction in full of any conditions, restrictions or limitations imposed in accordance with the Plan or an Agreement, a Stock Appreciation Right shall entitle the Participant to surrender to the Company the Stock Appreciation Right and to receive in Stock the number of shares described in Section 7.3(2).

        7.2    Grant.    The grant of a Stock Appreciation Right shall occur as of the Grant Date determined by the Committee. A Stock Appreciation Right entitles a Participant to receive Stock as described in Section 7.3(2). An Award of Stock Appreciation Rights shall be evidenced by, and subject to the terms of an Agreement, which shall become effective upon execution by the Participant.

        7.3    Terms and Conditions.    Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined by the Committee and set forth in an Agreement, including (but not limited to) the following:

          (1)    Period and Exercise.    The term of a Stock Appreciation Right shall be established by the Committee. A Stock Appreciation Right shall be for such period and, subject to Section 11.1 and Section 7.3(4), shall be exercisable in whole or in installments and at such times as established by the Committee in an Agreement. The Committee may provide in an Agreement for an accelerated exercise of all or part of a Stock Appreciation Right upon such events or standards that it may determine, including one or more Performance Measures. In addition, the Committee may at any time accelerate the exercisability of all or part of any Stock Appreciation Right. Stock Appreciation Rights shall be exercised by the Participant's giving written notice of exercise, on a form provided by the Committee, to the Company specifying the portion of the Stock Appreciation Right to be exercised.

          (2)    Delivery of Stock.    Upon the exercise of a Stock Appreciation Right, a Participant shall receive a number of shares of Stock equal in value to the excess of the Fair Market Value per share of Stock over the Exercise Price per share of Stock specified in the related Agreement, multiplied by the number of shares in respect of which the Stock Appreciation Right is exercised. The Exercise Price per share shall not be less than the Fair Market Value per share on the Grant Date. The aggregate Fair Market Value per share of Stock shall be determined as of the date of exercise of such Stock Appreciation Right.

          (3)    Non-transferability of Stock Appreciation Rights.    Except as specifically provided in the Plan or in an Agreement, no Stock Appreciation Rights shall be sold, assigned, margined, transferred, encumbered, conveyed, gifted, alienated, hypothecated, pledged or otherwise disposed of, other than by will or the laws of descent and distribution, and all Stock Appreciation Rights shall be exercisable during the Participant's lifetime only by the Participant; provided, however, under no circumstances may a Participant assign or transfer a Stock Appreciation Right for consideration unless pursuant to a Domestic Relations Order.

          (4)    Termination of Employment.    A Stock Appreciation Right shall be forfeited or terminated at such time as an Option would be forfeited or terminated under the Plan, unless otherwise specifically provided in an Agreement.

ARTICLE VIII

RESTRICTED STOCK

        8.1    General.    The Committee shall have authority to grant Restricted Stock under the Plan at any time or from time to time. The Committee shall consider the potential impact of Code Section 409A on each grant of Restricted Stock and, if determined to be necessary, shall make the terms and conditions of the Restricted Stock, in its good faith determination, comply with the requirements of Code Section 409A to avoid being subject to taxation under Code Section 409A(a)(1). The Committee may also require the recipient of the grant to make an election under Section 83(b) of the Code if the restricted stock so granted is subject to transfer restrictions or a substantial risk of forfeiture. The Committee shall determine the number of shares of Restricted Stock to be awarded to any Participant, the time or times within which such Awards may be subject to forfeiture, and any other terms and conditions of the Awards. Each Award shall be confirmed by, and be subject to the terms of, an Agreement which contains the applicable terms and conditions of the Award, including the rate or times provided by the Committee for the lapse of any forfeiture restrictions or other conditions regarding the Award. The Committee may provide in an Agreement for an accelerated lapse of any such restrictions upon such events or standards that it may determine, including one or more Performance Measures. In addition, the Committee may at any time accelerate the lapse of any such restrictions with respect to all or part of any Restricted Stock. Each Award of Restricted Stock shall become effective upon execution by the Participant of an Agreement.

        8.2    Grant, Awards and Certificates.    The grant of an Award of Restricted Stock shall occur as of the Grant Date determined by the Committee. Restricted Stock may be awarded either alone or in addition to other Awards granted under the Plan. Notwithstanding the limitations on issuance of Stock otherwise provided in the Plan, each Participant receiving an Award of Restricted Stock shall be issued a certificate (or other representation of title) in respect of such Restricted Stock. Such certificate shall be registered in the name of such Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award as determined by the Committee and any restrictions the Stock may be subject to, including any shareholder agreement then in effect. The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the Participant shall have delivered a share power, endorsed in blank, relating to the Stock covered by such Award.

        8.3    Terms and Conditions.    Restricted Stock shall be subject to such terms and conditions as shall be determined by the Committee, including the following:

          (1)    Rights.    Except as provided in Section 8.3(3) and notwithstanding Section 4.4, the Participant shall have, with respect to the Restricted Stock, all of the rights of a shareholder of the Company holding the class of Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the shares and the right to receive any dividends. If any dividends or other distributions are paid in shares of Stock, all such shares shall be subject to the same restrictions on transferability as the shares of Restricted Stock with respect to which they were paid.

          (2)    Criteria.    As described in Section 8.1 above, the Committee may provide in an Agreement for the lapse of restrictions in installments and may accelerate the vesting of all or any part of any Award and waive the restrictions for all or any part of such Award; such provisions of an Agreement or Committee action may be based on service, performance by the Participant or by the Company or the Affiliate, including any division or department for which the Participant is employed or such other factors or criteria as the Committee may determine.

          (3)    Limitations on Transferability.    Subject to the provisions of the Plan and the Agreement, during a period set by the Committee, commencing with the date of such Award (the "Restriction Period"), the Participant shall not be permitted to sell, assign, margin, transfer, encumber, convey, gift, alienate, hypothecate, pledge or otherwise dispose of Restricted Stock; provided, however, under no circumstances may a Participant assign, transfer, convey or otherwise dispose of Restricted Stock for consideration unless pursuant to a Domestic Relations Order.

          (4)    Termination of Employment.    Unless otherwise provided in an Agreement or determined by the Committee, if the Participant incurs a Termination of Employment all shares of Restricted Stock still subject to restriction shall be forfeited by the Participant, except the Committee shall have the discretion to waive in whole or in part any or all remaining restrictions with respect to any or all of such Participant's Restricted Stock.

ARTICLE IX

DEFERRED STOCK

        9.1    General.    The Committee shall have authority to grant an Award of Deferred Stock under the Plan at any time or from time to time. Deferred Stock may be awarded either alone or in addition to other Awards granted under the Plan. The Committee may denominate a Deferred Stock Award in either shares or units. The Committee shall consider the impact of Code Section 409A on each grant of Deferred Stock and, if determined to be necessary, shall make the terms and conditions of the Deferred Stock, in its good faith determination, comply with the requirements of Code 409A to avoid being subject to taxation under Code Section 409A(a)(1). The Committee shall determine the number of shares of Deferred Stock to be awarded to any Participant, the duration of the period (the "Deferral Period") prior to which the Common Stock will be delivered, and the conditions under which receipt of the Stock will be deferred and any other terms and conditions of the Awards. Each Deferred Stock Award shall be evidenced by, and subject to the terms of, an Agreement, which will become effective upon execution by the Participant.

        9.2    Terms and Conditions.    Deferred Stock Awards shall be subject to such terms and conditions as shall be determined by the Committee, including the following:

          (1)    Rights.    Any rights, other than any rights explicitly set forth herein, with respect to Deferred Stock shall be provided for in an Agreement.

          (2)    Criteria.    Based on service, performance by the Participant or by the Company or the Affiliate, including any division or department for which the Participant is employed, or such other factors or criteria as the Committee may determine, the Committee may provide for the lapse of deferral limitations in installments and may accelerate the vesting of all or any part of any Award and waive the deferral limitations for all or any part of such Award.

          (3)    Limitations on Transferability.    Subject to the provisions of the Plan and the Agreement, Deferred Stock Awards may not be sold, assigned, margined, transferred, encumbered, conveyed, gifted, alienated, hypothecated, pledged, or otherwise disposed of during the Deferral Period; provided, however, under no circumstances may a Participant assign, transfer, convey or otherwise dispose of Deferred Stock Award for consideration unless pursuant to a Domestic Relations Order.

  Subject to the provisions of an Agreement, at the expiration of the Deferral Period, the Committee shall deliver Stock to the Participant pursuant to the Deferred Stock Award.

          (4)    Termination of Employment.    Unless otherwise provided in an Agreement or determined by the Committee, if the Participant incurs a Termination of Employment the rights to the shares still covered by the Award shall be forfeited by the Participant, except the Committee shall have the discretion to waive in whole or in part any or all remaining deferral limitations with respect to any or all of such Participant's Deferred Stock.

          (5)    Delivery.    Subject to the provisions of an Agreement, at the expiration of the Deferral Period, the Committee shall deliver Stock to the Participant pursuant to the Deferred Stock Award.

          (6)    Election.    A Participant may elect to further defer receipt of the Deferred Stock payable under an Award (or an installment of an Award) for a specified time (or pursuant to a fixed schedule) or until the occurrence of a permissible distribution event under Code Section 409A, subject to such terms and conditions determined by the Committee. Any such election must be made no later than the time provided by Section 409A(a)(4) of the Code, as determined by the Committee.

ARTICLE X

PERFORMANCE AWARDS

        10.1    General.    The Committee shall have authority to grant Performance Awards under the Plan at any time or from time to time. The Committee shall consider the impact of Code Section 409A on each grant of a Performance Award and, if determined to be necessary, shall make the terms and conditions of the Performance Awards, in its good faith determination, comply with the requirements of Code Section 409A to avoid being subject to taxation under Code Section 409A(a)(1). A Performance Unit and a Performance Share each consist of the right to receive shares of Stock or cash, as provided in the particular Award Agreement, upon achievement of certain Performance Goals and may be awarded either alone or in addition to other Awards granted under the Plan. Performance Units shall be denominated in units of value (including dollar value of shares of Stock) and Performance Shares shall be denominated in a number of shares of Stock.

        Subject to the terms of the Plan, the Committee shall have complete discretion to determine the number of Performance Units and Performance Shares, if any, granted to each Participant. Each Performance Award shall be evidenced by, and be subject to the terms of, an Agreement which will become effective upon execution by the Participant.

        10.2    Earning Performance Awards.    After the applicable Performance Period shall have ended, the Committee shall determine the extent to which the established Performance Goals have been achieved.

        10.3    Termination of Employment.    Unless otherwise specifically provided in an Agreement or determined by the Committee, in the event that a Participant's incurs a Termination of Employment, all Performance Awards shall be forfeited by the Participant to the Company. Any distribution of earned Performance Awards authorized by an Agreement or determined by the Committee may be made at the same time payments are made to Participants who did not incur a Termination of Employment during the applicable Performance Period.

        10.4    Nontransferability.    Unless otherwise specifically provided in an Agreement, Performance Awards may not be sold, assigned, margined, transferred, encumbered, conveyed, gifted, alienated, hypothecated, pledged, or otherwise disposed of, other than by will or by the laws of descent and distribution; provided, however, under no circumstances may a Participant assign, transfer, convey or otherwise dispose of a Performance Award for consideration unless pursuant to a Domestic Relations Order.

 ARTICLE XI

CHANGE IN CONTROL PROVISIONS

        11.1    Impact of Event.    Notwithstanding any other provision of the Plan to the contrary, other than Section 11.2, and unless otherwise specifically provided in an Agreement, in the event of a company sale or a registered public offering of equity securities, the Committee may provide, in its discretion, that (i) the Stock Options, Stock Appreciation Rights, Restricted Stock and Deferred Stock shall immediately vest and any Performance Goal or other condition with respect to any Performance Shares or Performance Units shall be deemed satisfied for such Participants who are employed by the Company at the time of such event or (ii) the Committee may also, in its discretion, determine that any Stock Option, Stock Appreciation Right or Restricted Stock shall terminate or be cancelled if not exercised as of the date of such event.

        11.2    Additional Discretion.    The Committee shall have full discretion, notwithstanding anything herein or in an Agreement to the contrary, with respect to an outstanding Award upon a company sale to provide that the securities of another entity be substituted hereunder for the Stock and to make equitable adjustment with respect thereto.

ARTICLE XII

PROVISIONS APPLICABLE TO SHARES ACQUIRED UNDER THIS PLAN

        12.1    No Company Obligation.    Except to the extent specifically required by applicable securities laws, none of the Company, an Affiliate or the Committee shall have any duty or obligation to affirmatively disclose material information to a record or beneficial holder of Stock or an Award, and such holder shall have no right to be advised of any material information regarding the Company or any Affiliate at any time prior to, upon, or in connection with receipt or the exercise or distribution of an Award. The Company makes no representation or warranty as to the future value of the Stock issued or acquired in accordance with the provisions of the Plan.

ARTICLE XIII

MISCELLANEOUS

        13.1    Amendments and Termination.    The Board may amend, alter, or discontinue the Plan at any time, but no amendment, alteration or discontinuation shall be made which would materially impair the rights of a Participant under an Award theretofore granted without the Participant's consent. Notwithstanding the immediately preceding sentence, an amendment may be made without a Participant's consent to (a) cause the Plan or an Award to comply with applicable law (including, but not limited to, any changes needed to avoid taxation of an Award as a "nonqualified deferred compensation plan" under Code Section 409A or Code Section 280G) or (b) permit the Company or an Affiliate a tax deduction under applicable law including, without limitation, Section 162(m) of the Code. The Committee may amend, alter or discontinue the terms of any Award theretofore granted, prospectively or retroactively, on the same conditions and limitations (and exceptions to limitations) as apply to the Board, and further subject to any approval or limitations the Board may impose. Notwithstanding the foregoing, any amendments to the Plan shall require shareholder approval to the extent required by Federal or state law or any regulations or rules promulgated thereunder or the rules of the national securities exchange or market on which shares of Stock are listed.

        13.2    Unfunded Status of Plan.    It is intended that the Plan be an "unfunded" plan for incentive compensation. The Company may create trusts or other arrangements to meet the obligations created under the Plan to deliver Stock or make payments; provided, however, that the existence of such trusts or other arrangements is consistent with the "unfunded" status of the Plan and all property held thereunder and income thereon shall remain solely the property and rights of the Company (without being restricted to satisfying the obligations created under the Plan) and shall be subject to the claims of the Company's general creditors. The Company's obligations created under the Plan shall constitute a general, unsecured obligation, payable solely out of its general assets.

        13.3    Listing, Registration and Compliance with Laws and Regulations.    All Awards made under this Plan shall be subject to the requirement that if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the Stock subject to such Award upon any securities exchange or under any state or federal securities or other law or regulation, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to or in connection with the granting of the Awards or the issuance or purchase of shares thereunder, no Awards may be granted or exercised and no restrictions of Restricted Stock or Deferred Stock be lifted, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. The holders of such Awards shall supply the Company with such certificates, representations and information as the Company shall request and shall otherwise cooperate with the Company in obtaining such listing, registration, qualification, consent or approval. In the case of officers and other Persons subject to Section 16(b) of the Exchange Act, the Committee may at any time impose any limitations upon the exercise of an Option, Stock Appreciation Right or Restricted Stock or the lifting of restrictions on an Award of Deferred Stock or a Performance Award that, in the Committee's discretion, are necessary or desirable in order to comply with such Section 16(b) and the rules and regulations thereunder. If the Company, as part of an offering of securities or otherwise, finds it desirable because of federal or state regulatory requirements to reduce the period during which any Options, Stock Appreciation Rights or Restricted Stock may be exercised, the Committee, may, in its discretion and without the Participant's consent, so reduce such period on not less than 15 days written notice to the holders thereof.

        13.4    Provisions Relating to Internal Revenue Code Section 162(m).    To the extent that Section 162(m) of the Code applies with respect to Awards to Covered Employees under the Plan, the Plan shall be administered, and the provisions of the Plan shall be interpreted, in a manner consistent with Code Section 162(m). If any provision of the Plan or any Agreement relating to such an Award does not comply or is inconsistent with the requirements of Code Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to such applicable requirements. In addition, the following provisions shall apply to the Plan or an Award to the extent necessary to obtain a tax deduction for the Company or an Affiliate:

          (1)    Determination of Awards.    Not later than the date required or permitted for "qualified performance-based compensation" under Code Section 162(m), the Committee shall determine the Participants who are Covered Employees who will receive Awards that are intended as qualified performance-based compensation and the amount or method for determining the amount of such compensation.

          (2)    Limitations on Awards.    During any one calendar year period, the maximum number of shares of Stock for which Options and Stock Appreciation Rights, in the aggregate, may be granted to any Covered Employee shall not exceed 750,000 shares. For Performance Awards that are intended to constitute "performance-based compensation" (as that term is used in Code Section 162(m)), no more than $1,000,000 (based upon fair market value, if applicable, on the date of grant) may be subject to such Awards granted to any Covered Employee during any three-consecutive calendar year period. Further, for any Restricted Stock Awards that are intended to constitute performance-based compensation, no more than $1,000,000 (based upon fair market value, if applicable, on the date of grant) may be subject to such Awards granted to any Covered Employee during any three-consecutive calendar year period. The limitations on Awards under this Section are subject to adjustment as provided in Section 4.5 to the extent that needed to obtain tax deductibility under Code Section 162(m).

          (3)    Earning Performance Awards.    Subject to the provisions of Section 13.4(4) below, payment with respect to Performance Awards for Covered Employees shall be a direct function of the extent to which the Company's Performance Goals have been achieved. A Performance Award to a Participant who is a Covered Employee shall (unless the Committee determines otherwise) provide that in the event of the Participant's Termination of Employment prior to the end of the Performance Period for any reason, such Award will be payable only (a) if the applicable Performance Goals are achieved and (b) to the extent, if any, as the Committee shall determine.

          (4)    Other Section 162(m) Provisions.    In the manner required by Section 162(m) of the Code, the Committee shall, promptly after the date on which the necessary financial and other information for a particular Performance Period becomes available, certify the extent to which Performance Goals have been achieved with respect to any Performance Award or Restricted Stock Award intended to qualify as performance-based compensation under Section 162(m) of the Code. In addition, the Committee may, in its discretion, reduce or eliminate the amount of any Performance Award payable to any Participant, based on such factors as the Committee may deem relevant, but the Committee may not increase the amount of any Performance Award payable to any Participant above the amount established in accordance with the relevant Performance Goals with respect to any Performance Award intended to qualify as performance-based compensation.

        13.5    Misconduct of a Participant.    Notwithstanding anything to the contrary in the Plan, the Committee, in its sole discretion, may establish procedures, at or before the time that an Award is granted (or, with the consent of the Participant, after such time), in the applicable Award Agreement or in a separate agreement, providing for the forfeiture or cancellation of such Award (whether vested or unvested), or the disgorgement of gains from the exercise, vesting or settlement of the Award, in each case to be applied if the Participant incurs a Termination of Employment for Cause.

        13.6    No Additional Obligation.    Nothing contained in the Plan shall prevent the Company or an Affiliate from adopting, other or additional compensation or benefit arrangements for its employees.

        13.7    Withholding.    No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal income tax purposes with respect to any Award, the Participant shall pay to the Company (or other entity identified by the Committee), or make arrangements satisfactory to the Company or other entity identified by the Committee regarding the payment of, any federal, state, or local taxes of any kind (including any employment taxes) required by law to be withheld with respect to such income. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant. Subject to approval by the Committee, a Participant may elect to have such tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the required statutory minimum (but no more than such required minimum) with respect to the Company's withholding obligation, or (ii) transferring to the Company shares of Stock owned by the Participant with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the required statutory minimum (but no more than such required minimum) with respect to the Company's withholding obligation.

        13.8    Controlling Law.    The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the state of Delaware (other than its law respecting choice of law). The Plan shall be construed to comply with all applicable law and to avoid liability to the Company, an Affiliate or a Participant. In the event of litigation arising in connection with actions under the Plan, the parties to such litigation shall submit to the jurisdiction of courts located in New York County, New York, or to the federal district court that encompasses said county.

        13.9    Offset.    Any amounts owed to the Company or an Affiliate by the Participant of whatever nature may be offset by the Company from the value of any Award to be transferred to the Participant, and Stock, cash or other thing of value under this Plan or an Agreement may be held by the Company and not transferred to such Participant unless and until all disputes between the Company and the Participant have been fully and finally resolved and the Participant has waived all claims to such against the Company or an Affiliate.

        13.10    No Rights with Respect to Continuance of Employment.    Nothing contained herein shall be deemed to alter the relationship between the Company or an Affiliate and a Participant, or the contractual relationship between a Participant and the Company or an Affiliate if there is a written contract regarding such relationship. Nothing contained herein shall be construed to constitute a contract of employment between the Company or an Affiliate and a Participant. The Company or an Affiliate and each of the Participants continue to have the right to terminate the employment or service relationship at any time for any reason, except as provided in a written contract. The Company or an Affiliate shall have no obligation to retain the Participant in its employ or service as a result of this Plan. There shall be no inference as to the length of employment or service hereby, and the Company or an Affiliate reserves the same rights to terminate the Participant's employment or service as existed prior to the individual becoming a Participant in this Plan.

        13.11    Limits on Repricing and Regranting of Awards.    Notwithstanding anything else contained herein except Sections 4.5, 11.2 and 13.12 hereof, unless approved by the Company's shareholders; in no event may the Exercise Price per share of Stock covered by an Option, or the Exercise Price of a Stock Appreciation Right, be reduced, directly or indirectly, through the technique commonly known as "repricing" or through the cancellation and regrant of such Award; and no outstanding Award may be substituted for another type of Award.

        13.12    Awards in Substitution for Awards Granted by Other Corporations.    Awards may be granted under the Plan from time to time in substitution for awards held by employees, directors or service providers of other corporations who are about to become officers or employees of the Company or an Affiliate as the result of a merger or consolidation of the employing corporation with the Company or an Affiliate, or the acquisition by the Company or an Affiliate of the assets of the employing corporation, or the acquisition by the Company or Affiliate of the share of the employing corporation, as the result of which it becomes an Affiliate. The terms and conditions of the Awards so granted may vary from the terms and conditions set forth in this Plan at the time of such grant as the Committee may deem appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted and to ensure that the requirements imposed under Code Sections 409A and 424 are met.

        13.13    Delivery of Stock Certificates.    To the extent the Company uses certificates to represent shares of Stock, certificates to be delivered to Participants under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the Participant, at the Participant's last known address on file with the Company. Any reference in this Section or elsewhere in the Plan or an Agreement to actual stock certificates and/or the delivery of actual stock certificates shall be deemed satisfied by the electronic record-keeping and electronic delivery of shares of Stock or other mechanism then utilized by the Company and its agents for reflecting ownership of such shares.

        13.14    Indemnification.    To the maximum extent permitted under the Company's Restated Articles of Incorporation and by-laws, each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability or expense (including attorneys' fees) that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan or any Award Agreement, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company's prior written approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit or proceeding against him or her; provided, however, that he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Restated Articles of Incorporation or by-laws, by contract, as a matter of law or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

        13.15    Severability.    If any provision of this Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not effect any other provision hereby, and this Plan shall be construed as if such invalid or unenforceable provision were omitted.

        13.16    Successors and Assigns.    This Plan shall inure to the benefit of and be binding upon each successor and assign of the Company. All obligations imposed upon a Participant, and all rights granted to the Company hereunder, shall be binding upon the Participant's heirs, legal representatives and successors.

        13.17    Entire Agreement.    This Plan and the Agreements constitute the entire agreement with respect to the subject matter hereof and thereof, provided that in the event of any inconsistency between the Plan and the Agreement, the terms and conditions of this Plan shall control.

        13.18    Term.    No Award shall be granted under the Plan after the tenth anniversary of the Effective Date.

        13.19    Gender and Number.    Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

        13.20    Headings.    The headings contained in this Plan are for reference purposes only and shall not affect the meaning or interpretation of this Plan.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Date Signature (Joint Owners) Date Signature [PLEASE SIGN WITHIN BOX] VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. NEW YORK & COMPANY, INC. 450 WEST 33RD STREET 5TH FLOOR NEW YORK, NY 10001 M75616-P47107 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. NEW YORK & COMPANY, INC. For All Withhold All For All Except THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR PROPOSALS (1), (2), (3) AND (4): ! ! ! 1. Election of Directors Nominees: 07) Grace Nichols 08) Michelle Pearlman 09) Richard L. Perkal 10) Arthur E. Reiner 11) Edmond S. Thomas 01) Gregory J. Scott 02) Bodil M. Arlander 03) Jill Beraud 04) David H. Edwab 05) James O. Egan 06) John D. Howard For Against Abstain ! ! ! 2. To approve amendments to the New York & Company, Inc. Amended and Restated 2006 Long-Term Incentive Plan to, among other matters, increase the number of shares reserved for issuance by 4,000,000 shares. ! ! ! 3. To hold an advisory vote on executive compensation. ! ! ! 4. To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal year 2014. NOTE: To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement. Please be sure to sign and date this Proxy in the boxes below.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M75617-P47107 REVOCABLE PROXY NEW YORK & COMPANY, INC. 2014 ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED ON THE BEHALF OF THE BOARD OF DIRECTORS The undersigned, revoking all prior proxies, hereby appoints, Gregory J. Scott and Sheamus Toal, and each of them, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated hereon, all shares of common stock of New York & Company, Inc. (the "Company") which the undersigned would be entitled to vote if present in person at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m., EDT, on Monday, June 16, 2014 or at any adjournment(s) or postponement(s) thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side